--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 JULY 15, 1997
                                 Date of Report
                       (Date of Earliest Event Reported)

                                WESTERN BANCORP

             (Exact Name of Registrant as Specified in its Charter)

         CALIFORNIA                       0-13551                      95-3863296
(State or Other Jurisdiction     (Commission File Number)            I.R.S. Employer
      of Incorporation)                                            Identification No.)

    30000 TOWN CENTER DRIVE LAGUNA NIGUEL                          92677
  (Address of Principal Executive Offices)                      (Zip Code)

                  Registrant's telephone number (714) 495-3300

                             ____NOT APPLICABLE____
         (Former Name or Former Address, if Changed since Last Report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

                            SECOND QUARTER EARNINGS

    On July 15, 1997, Western Bancorp (the "Company") announced its second quarter earnings. A copy of the press release issued by the Company in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.

                   RESTATED CONSOLIDATED FINANCIAL STATEMENTS

    On June 4, 1997, the Company consummated the merger of California Commercial Bankshares ("CCB") with and into the Company (the "CCB Merger"). Each holder of common stock, no par value, of CCB ("CCB Common Stock") received for each share of CCB Common Stock held by such shareholder, except for shares held by dissenting shareholders or shares held by the Company (other than shares held in a fiduciary capacity or as a result of debts previously contracted) one share of common stock, no par value, of the Company.

    The Company hereby files restated consolidated financial statements for the years ended December 31, 1996, 1995 and 1994, reflecting the effect of the CCB Merger, which was accounted for by the pooling-of-interests method of accounting. A restatement of Management's Discussion and Analysis of Financial Condition and Results of Operation after giving effect to the CCB Merger and the restated financial statements are set forth below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    The following tables and data set forth statistical information relating to the Company and its subsidiaries. Such tables and data reflect the combination of the Company and CCB which was acquired by the Company on June 4, 1997, in a merger accounted for as a pooling-of-interests. This summary should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein.

                                                                              DECEMBER 31,
                                                ------------------------------------------------------------------------
                                                  1996(1)         1995            1994            1993          1992
                                                -----------  --------------  --------------  --------------  -----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONDENSED STATEMENT OF OPERATIONS DATA:
  Interest income.............................  $    39,270  $    29,233     $    26,659     $    27,990     $    33,889
  Interest expense............................       10,761        8,437           7,283           9,234          12,863
                                                -----------  --------------  --------------  --------------  -----------
  Net interest income.........................       28,509       20,796          19,376          18,756          21,026
  Provision for loan and lease losses.........        1,488        7,025           4,360           6,169           4,842
  Non-interest income (other than gains or
    losses on securities transactions)........        4,201        3,360           2,818           3,078           2,936
  Gains (losses) on securities transactions...          267          (72)            (41)             40             114
  Gain on sale of loans, net..................          665        --              --              --            --
  Other non-interest expense..................       27,231       18,526          16,926          18,565          17,260
  Lower of cost or market adjustment on
    loans.....................................      --               756           --              --            --
  Goodwill amortization.......................          499        --              --              --            --
  OREO expense (income).......................         (573)       2,861           1,313           2,250             690
                                                -----------  --------------  --------------  --------------  -----------
    Income (loss) before taxes................        4,997       (5,084)           (446)         (5,110)          1,284
  Income tax expense (benefit)................          463       (2,426)            546            (953)            602
                                                -----------  --------------  --------------  --------------  -----------
    Net income (loss).........................  $     4,534  $    (2,658)    $      (992)    $    (4,157)    $       682
                                                -----------  --------------  --------------  --------------  -----------
                                                -----------  --------------  --------------  --------------  -----------
PER SHARE DATA:
  Net income (loss) per share.................  $      0.95  $     (0.84)    $     (0.39)    $     (1.63)    $      0.26
  Cash dividends declared.....................      --             --              --              --            --
  Book value per share........................  $     11.26  $      8.26     $      8.12     $      9.19     $     10.93
  Shares used to compute net income (loss) per
    share.....................................    4,770,755    3,160,588       2,520,477       2,551,470       2,600,764
                                                -----------  --------------  --------------  --------------  -----------
                                                -----------  --------------  --------------  --------------  -----------
BALANCE SHEET DATA:
  Assets......................................  $   862,900  $   404,144     $   360,639     $   391,669     $   441,261
  Loans and leases............................      471,928      227,963         233,229         250,278         292,225
  Securities..................................      256,228       90,948          88,214          99,336          67,893
  Interest-earning assets.....................      745,639      357,427         330,962         364,349         381,703
  Goodwill....................................       29,342        --              --              --            --
  Deposits....................................      761,688      367,246         336,032         363,441         407,100
  Notes payable...............................       13,350        2,483           2,524           2,562           3,250
  Shareholders' equity........................       79,128       32,116          20,430          23,110          26,583
                                                -----------  --------------  --------------  --------------  -----------
                                                -----------  --------------  --------------  --------------  -----------
ASSET QUALITY:
  Nonaccrual loans............................  $    13,310  $    15,918     $    15,202     $    20,915     $    10,774
  OREO........................................        6,546        2,315           3,293           3,582          12,787
                                                -----------  --------------  --------------  --------------  -----------
    Total nonaccrual loans and OREO...........  $    19,856  $    18,233     $    18,495     $    24,497     $    23,561
                                                -----------  --------------  --------------  --------------  -----------
                                                -----------  --------------  --------------  --------------  -----------
PERFORMANCE RATIOS:
  Return on average assets....................        0.85%        (0.71)%         (0.26)%         (1.01)%         0.16%
  Return on average shareholders' equity......       10.18%        (9.30)%         (4.22)%        (17.16)%         2.57%
  Net interest spread.........................        4.84%         4.96 %          4.80 %          3.84 %         3.93%
  Net interest margin.........................        6.11%         6.16 %          5.67 %          4.68 %         4.97%
  Average shareholders' equity to average
    assets....................................        8.39%         7.62 %          6.15 %          5.87 %         6.29%
ASSET QUALITY RATIOS:
  Nonaccrual loans to gross loans.............        2.82%         6.98 %          6.52 %          8.36 %         3.69%
  Nonaccrual loans and OREO to total assets...        2.30%         4.51 %          5.13 %          6.25 %         5.34%
  Allowance for loan and lease losses to total
    loans.....................................        2.29%         3.24 %          2.91 %          3.31 %         2.34%
  Allowance for loan and lease losses to
    nonaccrual loans..........................          81%           46 %            45 %            40 %           63%
  Net charge-offs to average loans and
    leases....................................        1.16%         2.86 %          2.56 %          1.82 %         1.85%

------------------------------

(1) Includes the accounts and operating results of Western since the September 30, 1996 acquisition date.

OVERVIEW

    The Company serves as the holding company for National Bank of Southern California ("National"), Western Bank ("Western" and together with National, "the Banks") and Venture Partners. On September 30, 1996, the Company acquired Western, and that acquisition was treated as a purchase for accounting purposes and thus results of operations contained herein include Western only from the date of acquisition. On June 4, 1997, the Company acquired CCB in a merger accounted for as a pooling-of-interests. Accordingly, all accompanying financial information has been restated to combine the consolidated financial information of CCB with that of the Company. As part of the CCB Merger, Monarch Bank ("Monarch") was merged into National, and references to National refer to the merged entity except where indicated. In addition, as part of the CCB Merger, the Company changed its name from Monarch Bancorp to "Western Bancorp." The following paragraphs discuss certain material events or activities that occurred in the first six months of 1997, and the years ended December 31, 1996 and 1995:

  CAPITAL ACTIVITIES

    On June 3, 1997, in connection with the CCB Merger, the Company completed an
8.5 to 1 reverse stock split of the common stock, no par value ("Company Common Stock"), of the Company (the "Reverse Stock Split"). All share amounts herein have been restated to give effect to the Reverse Stock Split. In addition, on June 4, 1997, the Company consummated the CCB Merger, pursuant to which, 3,043,226 shares of Company Common Stock were issued as consideration in the CCB Merger. On March 31, 1995, the Company completed a private placement offering for approximately $6,139,000 and issued 534,954 new shares of Company Common Stock. Proceeds from the offering were used to pay approximately $470,000 in offering expenses; $3,550,000 to increase the Company's investment in Monarch; and $53,500 to retire Company debt; and approximately $2,065,000 in cash was retained by the Company for future operating needs or investments. The capital increase for Monarch was sufficient to comply fully with the terms of certain regulatory orders to increase its leverage capital ratio to 7.0 percent or more.

    In the third quarter of 1995, the Company issued and sold 339,635 shares of Company Common Stock pursuant to a rights and public offering. The net proceeds from such offering were $3,464,000 which increased the Company's capital.

    In November 1995, CCB sold 474,000 shares of CCB Common Stock, no par value, through a private placement at $6.75 per share for the purpose of contributing most of the proceeds into National as additional capital. Of the total proceeds of $3,200,000, CCB contributed $2,900,000 into National's capital in December 1995. The increased capital allowed CCB and National to meet certain regulatory commitments to increase capital, provided an additional source of funds that could be used to fund earning assets, and to allow for possible future growth opportunities.

    On September 30, 1996, the Company acquired all of the issued and outstanding shares of Western. The Company funded the purchase price with the issuance of approximately $42.2 million of Company Common Stock (3,076,045 shares), net of approximately $1 million in issuance costs, in a private placement, and from the proceeds of a three year loan of $26.5 million from The Northern Trust Company. A $15.5 million dividend was declared by Western concurrently with the completion of the acquisition and paid to the Company, which was used to reduce the $26.5 million note to $11 million. For further information on the Western acquisition, see note 2 of notes to consolidated financial statements.

  LIQUIDITY

    During 1996, the Banks consistently maintained cash liquidity (cash and cash equivalents and securities available for sale divided by total deposits) of approximately 42% or greater, which was a product of low demand for loans and very high underwriting standards established during the latter part of a major recession. The Banks were also hesitant to commit liquid funds to mid- to long-term investments during a period when the yield curve was reasonably flat, and in anticipation of increased funding needs as the loan portfolio grows.

INVESTMENT PORTFOLIO

    The fair value of securities available for sale at the dates indicated are summarized in the table below:

                                                                                            DECEMBER 31,
                                                                                  --------------------------------
                                                                                     1996       1995       1994
                                                                                  ----------  ---------  ---------
                                                                                       (DOLLARS IN THOUSANDS)
U.S. Government securities......................................................  $  163,272  $  40,328  $  58,778
U.S. Agency securities or insured obligations...................................      64,793     29,234     10,259
Mortgage-backed securities......................................................       6,438      3,201      6,725
Other debt securities...........................................................       1,860        416      2,903
                                                                                  ----------  ---------  ---------
Total debt securities...........................................................     236,363     73,179     78,665
Mutual funds....................................................................       9,078      9,240      5,191
Other equity securities.........................................................         283        250     --
                                                                                  ----------  ---------  ---------
Total...........................................................................  $  245,724  $  82,669  $  83,856
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

    The US Government Mutual Fund represents shares held in the Monarch Fund, a mutual fund wholly-comprised of US Government obligations. The Monarch Fund is not a related entity to Monarch Bank.

    The acquisition of Western added $141 million to securities available for sale at December 31, 1996.

    The following table shows the maturities of debt securities available for sale at December 31, 1996 (Dollars in thousands):

                                                                                          1 YEAR                  5 YEARS
                                           TOTAL              1 YEAR OR LESS           THRU 5 YEARS            THRU 10 YEARS
                                   ---------------------  -----------------------  ---------------------  -----------------------
                                    AMOUNT      YIELD       AMOUNT       YIELD      AMOUNT      YIELD       AMOUNT       YIELD
                                   ---------  ----------  -----------  ----------  ---------  ----------  -----------  ----------
US Government securities.........  $ 163,272       5.80%   $  69,109        5.69%  $  93,639       5.89%   $  --              --%
US Agency or insured
 obligations.....................     64,793       5.91%      22,960        5.35%     40,590       6.20%         573        7.03%
Mortgage-backed Securities.......      6,438       6.70%      --              --%     --             --%       1,450        6.95%
Other securities.................      1,860       5.40%         411        4.88%      1,395       5.74%      --              --%
                                   ---------        ---   -----------        ---   ---------        ---   -----------        ---
    Total........................  $ 236,363       5.85%   $  92,480        5.60%  $ 135,624       5.98%   $   2,023        6.98%
                                   ---------              -----------              ---------              -----------
                                   ---------              -----------              ---------              -----------
    Amortized cost...............  $ 236,575               $  92,444               $ 135,892               $   2,021
                                   ---------              -----------              ---------              -----------
                                   ---------              -----------              ---------              -----------


                                        OVER 10 YEARS
                                   -----------------------
                                     AMOUNT       YIELD
                                   -----------  ----------
US Government securities.........   $     524        5.40%
US Agency or insured
 obligations.....................         670        6.80%
Mortgage-backed Securities.......       4,988        6.63%
Other securities.................          54        0.55%
                                   -----------        ---
    Total........................   $   6,236        6.49%
                                   -----------
                                   -----------
    Amortized cost...............   $   6,218
                                   -----------
                                   -----------

    The carrying amounts of the securities held to maturity at the dates indicated are summarized in the table below:

                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
                                                                                           (DOLLARS IN THOUSANDS)
U.S. Government securities...........................................................  $   1,147  $     485  $   2,849
U.S. Agency securities...............................................................      4,202      4,500      1,508
Mortgage-backed securities...........................................................      1,921      1,676     --
                                                                                       ---------  ---------  ---------
                                                                                       $   7,270  $   6,661  $   4,357
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The following table shows the maturities of debt securities held to maturity at December 31, 1996 (Dollars in thousands):

                                                                                                                 5 YEARS
                                                                                              1 YEAR             THRU 10
                                             TOTAL               1 YEAR OR LESS            THRU 5 YEARS           YEARS
                                    -----------------------  -----------------------  -----------------------  -----------
                                      AMOUNT       YIELD       AMOUNT       YIELD       AMOUNT       YIELD       AMOUNT
                                    -----------  ----------  -----------  ----------  -----------  ----------  -----------
US Government Securities..........   $   1,147        5.78%   $     250        6.98%   $     607        5.54%   $     290
US Agency Securities..............       4,202        6.31%         212       --           3,990        6.31%      --
Mortgage-backed Securities........       1,921        7.02%      --           --             931        6.30%      --
                                    -----------                   -----               -----------                   -----
    Total.........................   $   7,270        6.42%   $     462        6.98%   $   5,528        6.23%   $     290
                                    -----------                   -----               -----------                   -----
                                    -----------                   -----               -----------                   -----
    Fair Value....................   $   7,245                $     462                $   5,519                $     298
                                    -----------                   -----               -----------                   -----
                                    -----------                   -----               -----------                   -----


                                                     OVER 10 YEARS
                                                -----------------------
                                      YIELD       AMOUNT       YIELD
                                    ----------  -----------  ----------
US Government Securities..........       5.26%   $  --           --
US Agency Securities..............      --          --           --
Mortgage-backed Securities........      --             990        7.69%
                                                     -----
    Total.........................       5.26%   $     990        7.69%
                                                     -----
                                                     -----
    Fair Value....................               $     966
                                                     -----
                                                     -----

    At December 31, 1996, the Company did not have investments in securities issued by any one non-federal issuer which exceeded ten percent of shareholders' equity.

    As part of its investment portfolios, the Banks may hold derivative securities. Three Collateralized Mortgage Obligations (CMOs) were held in the held to maturity portfolio of Monarch as of December 31, 1996. These FNMA and FHLMC securities had a carrying value of $1.921 million and a current market value of $1.883 million as of December 31, 1996. The weighted average yield of these investments was 7.02 percent and the weighted average life was 1.69 years as of December 31, 1996. All three CMOs have been tested no less than annually using the FFIEC "High Risk Security Test," and each of the securities have passed the tests. This stress test is used by bank regulators to assess relative CMO's investment risks. A security that passes is not considered to be "high-risk;" a security that fails the test may be subject to additional regulatory scrutiny and under the most severe case, the bank could be asked to sell the security.

    Western holds $3 million in FNMA Multi Step securities with a weighted average yield of 6.38% as of December 31, 1996. The securities do not have a call date or repricing date in the remainder of 1997 and all will mature in October 1998.

    The total amortized cost of the securities portfolio increased approximately $164 million from $90.9 million at December 31, 1995 to $256.2 million at December 31, 1996. This increase was due largely to the acquisition of Western which added $134.4 million to securities available-for-sale.

    The Banks do not have securities trading accounts and do not intend to trade securities. Neither the Company nor the Banks are involved in any off-balance sheet hedging-type activities. For further information, see note 4 of notes to consolidated financial statements.

LOAN AND LEASE PORTFOLIO

    The following table sets forth the amount of loans and leases outstanding at the end of the following periods, according to type of loan. The Company's lending activities are predominantly in Southern California. The Company has no agricultural or foreign loans.

                                                                              DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1996        1995        1994        1993        1992
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Real estate construction.............................  $   51,408  $   26,987  $   33,824  $   43,624  $   68,800
Real estate mortgage.................................     208,497      81,180      87,019      85,775      77,435
Commercial...........................................     182,104     101,029      94,689     100,923     118,609
Leases...............................................       3,027       3,463       4,159       4,532       6,537
Installment and other................................      26,892      15,304      13,538      15,424      20,844
                                                       ----------  ----------  ----------  ----------  ----------
    GROSS LOANS AND LEASES...........................     471,928     227,963     233,229     250,278     292,225
Less:
  Unearned lease income..............................        (364)       (399)       (544)       (562)       (947)
  Deferred loan fees.................................      (1,381)       (832)       (834)       (874)     (1,103)
  Allowance for loan and lease losses................     (10,810)     (7,396)     (6,797)     (8,277)     (6,828)
                                                       ----------  ----------  ----------  ----------  ----------
      NET LOANS AND LEASES...........................  $  459,373  $  219,336  $  225,054  $  240,565  $  283,347
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

    Gross loans increased $244 million to $471.9 million at December 31, 1996 from $228.0 million at December 31, 1995 and the allowance for loan and lease losses increased $3.4 million from $7.4 million at December 31, 1995 to $10.8 million at December 31, 1996. The increases are attributable primarily to the acquisition of Western which added $216 million to gross loans and $5.0 million to the allowance.

    With certain exceptions, a bank is permitted under California law to make loans to a single borrower in aggregate amounts up to 25 percent of the sum of shareholders' equity (excluding goodwill and effect of adjustments for FAS 115), allowance for loan and lease losses, capital reserves, if any, and debentures, if any, for "secured loans" (as defined for regulatory purposes), and up to 15 percent of such sum for the aggregate of "unsecured loans" (as defined for regulatory purposes). As of December 31, 1996 these consolidated lending limits for the Company's Banks were approximately $15.1 million for secured loans, and approximately $9.1 million for unsecured loans. The Company sells participations in loans between its subsidiaries and to outside parties where necessary to stay within lending limits or to otherwise limit the Company's exposure in particular credits. Where deemed appropriate to better utilize available funds, the Company may purchase participations in loans.

MATURITIES OF LOANS AND LEASES

    The loan maturities shown in the table below are based on contractual maturities. As is customary in the banking industry, loans that meet sound underwriting criteria can be renewed by mutual agreement between the Company and the borrower. Because the Company is unable to estimate the extent to which its borrowers will renew their loans, the table below is based on contractual maturities at December 31, 1996:

                                                                                ONE YEAR
                                                                    ONE YEAR   THROUGH 5      OVER
                                                                    OR LESS      YEARS      5 YEARS      TOTAL
                                                                   ----------  ----------  ----------  ----------
                                                                               (DOLLARS IN THOUSANDS)
Real estate construction.........................................  $   49,170  $      963  $    1,275  $   51,408
Real estate mortgage.............................................      53,814      99,636      55,047     208,497
Commercial.......................................................      91,985      58,435      31,684     182,104
Installment, leases, and other...................................       8,334      16,428       5,157      29,919
                                                                   ----------  ----------  ----------  ----------
                                                                   $  203,303  $  175,462  $   93,163  $  471,928
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS AND LEASES

    The following table shows the Company's nonaccrual, past due and restructured loans and leases.

                                                                           YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1996       1995       1994       1993     1992 (1)
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
NONACCRUAL LOANS AND LEASES:
  Real Estate Construction.................................  $   1,031  $   4,545  $   7,021  $   6,505
  Real Estate Mortgage.....................................     10,025     10,368        549      4,519
  Commercial...............................................      1,138        952      7,579      9,569
  Leases...................................................     --             27     --             26
  Installment and other....................................      1,116         26         53        296
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................  $  13,310  $  15,918  $  15,202  $  20,915  $  10,774
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Total nonaccrual loans and leases as a percentage of gross
 loans and leases..........................................       2.82%      6.98%      6.52%      8.36%      3.69%
Allowance for loan and lease losses to nonaccrual loans and
 leases....................................................      81.22%     46.46%     44.71%     39.57%     63.37%
Loans past due 90 days or more on accrual status:
  Real Estate Mortgage.....................................  $  --      $  --      $     199  $     124
  Commercial...............................................     --         --          1,014        375
  Installment and other....................................     --         --         --              6
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................  $  --      $  --      $   1,213  $     505  $     132
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
RESTRUCTURED LOANS:
  On accrual status........................................  $   1,887  $   3,038  $   1,736  $  --      $  --
  On nonaccrual status (2).................................      3,870        168      7,921     --         --
                                                             ---------  ---------  ---------  ---------  ---------
      Total................................................  $   5,757  $   3,206  $   9,657  $  --      $  --
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

------------------------

(1) Detailed information is not available.

(2) Included in nonaccrual loans above.

    Nonaccrual loans decreased $2.6 million to $13.3 million at December 31, 1996 from $15.9 million at December 31, 1995. The decrease represents an improvement of $11.8 million in National's nonaccrual loans partially offset by three real estate secured mortgage loans in the Western portfolio, totaling $7.6 million, being placed on nonaccrual. Total nonaccrual loans as a percentage of total loans decreased from 6.98 percent at December 31, 1995 to 2.82 percent at December 31, 1996.

    There are no commitments to lend additional funds to borrowers listed as nonaccrual or past due 90 days or more.

    The Company's policy concerning non-performing loans is to cease accruing interest, and to charge off all accrued and unpaid interest on loans which are past due as to principal and/or interest for at least 90 days, or at such earlier time as management determines timely collection of the interest to be in doubt; except that in certain circumstances accrued interest is not charged off on adequately secured loans which are deemed by management to be fully collectible. Additionally, loans which are 90 days or more past due may continue accruing interest if they are both well secured and in the process of being collected.

    The Company has not been active in areas that involve hazardous waste, and based on portfolio reviews by the Company and during credit reviews during regulatory examinations, no loans have been identified that would appear to be of concern because of hazardous material.

POTENTIAL PROBLEM LOANS

    Except as noted above, management is not aware of any borrowers who are experiencing severe financial difficulties, or in the normal course of business, represent any identified loss potential. The Banks monitor all loans and complete a monthly internal watch list, which is inclusive of both loans past due and/ or borrowers that have been identified as having special difficulties.

LOAN CONCENTRATIONS

    The Company's lending activities are predominantly in Southern California. Otherwise, the Company considers the loan portfolios to be diverse, and there are no specific concentrations to any one borrower or group of borrowers that are engaged in similar activities which would cause them to be similarly impacted by economic or other considerations.

SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR LOAN AND LEASE LOSSES

    The following table summarizes loan balances, loans charged off, the provision for loan and lease losses charged to expense, the allowance, and loan recoveries.

                                                                        YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1996        1995        1994        1993        1992
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Allowance for loan and lease losses:
Balance at the beginning of the year.................  $    7,396  $    6,797  $    8,277  $    6,828  $    7,822
                                                       ----------  ----------  ----------  ----------  ----------
  Loans and leases charged off:
    Real estate mortgage.............................       1,353       4,108       1,865         613          95
    Real estate construction.........................       1,017         739       3,695         796         409
    Commercial.......................................       1,059       1,733       1,317       3,362       5,758
    Leases...........................................          27          11          48         120         126
    Installment and other............................         350         338         149         588         285
                                                       ----------  ----------  ----------  ----------  ----------
        Total loans and leases charged off...........       3,806       6,929       7,074       5,479       6,673
                                                       ----------  ----------  ----------  ----------  ----------
  Recoveries on loans and leases charged off:
    Real estate mortgage.............................         117         413         273           8      --
    Real estate construction.........................           9      --             228      --          --
    Commercial.......................................         396          38         626         674         809
    Leases...........................................      --              34          52          12           3
    Installment and other............................          49          18          55          65          25
                                                       ----------  ----------  ----------  ----------  ----------
      Total recoveries on loans and leases charged
        off..........................................         571         503       1,234         759         837
                                                       ----------  ----------  ----------  ----------  ----------
      Net loans and leases charged off...............       3,235       6,426       5,840       4,720       5,836
                                                       ----------  ----------  ----------  ----------  ----------
  Provision charged to operating expense.............       1,488       7,025       4,360       6,169       4,842
  Addition to allowance due to:
    Acquisition of Western...........................       5,041      --          --          --          --
    Loan portfolio purchases.........................         120      --          --          --          --
                                                       ----------  ----------  ----------  ----------  ----------
Balance at the end of the year.......................  $   10,810  $    7,396  $    6,797  $    8,277  $    6,828
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Loans:
  Average loans and leases outstanding during year...  $  279,272  $  224,352  $  227,922  $  259,441  $  315,236
  Gross loans and leases at end of year..............  $  471,928  $  227,963  $  233,229  $  250,278  $  292,225
Ratios:
  Net loans and leases charged off to average loans
    and leases.......................................        1.16%       2.86%       2.56%       1.82%       1.85%
  Allowance as a percent of end of year loans and
    leases...........................................        2.29%       3.24%       2.91%       3.31%       2.34%

    The allowance for loan and lease losses increased from $7.4 million at December 31, 1995, to $10.8 million at December 31, 1996. Net loans and leases charged off decreased $3.2 million from $6.4 million for 1995 to $3.2 million for 1996, and the provision charged to operating expense decreased $5.5 million from $7.0 million for 1995 to $1.5 million for 1996, respectively.

    The Bank's local markets were severly affected by the recession in 1993 through 1995, and in several instances borrowers who had never reported financial difficulties or were past due declared bankruptcy. During 1996 the economy started a slow recovery which was evidenced by the decrease in net charge-offs for 1996.

    The allowance as a percentage of end of year loans and leases has declined since 1994 along with a decline in the percentage of net loans and leases charged off to average loans and leases. While the allowance as a percentage of end of year loans and leases has declined from 3.24 percent to 2.29 percent from December 31, 1995 to 1996, respectively, the allowance as a percentage of nonaccrual loans has increased from 46.46 percent to 81.22 percent from December 31, 1995 to December 31, 1996, respectively.

    The following table reflects management's allocation of the allowance for loan and lease losses by loan category and the ratio of loans or leases in each category to total loans and leases at December 31 for each of the last five years:

                                                                              ALLOWANCE AS OF DECEMBER 31,
                                                                  -----------------------------------------------------
                                                                    1996       1995       1994       1993       1992
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
Real estate construction........................................  $     649  $     821  $   2,566  $   3,158  $   1,651
Real estate mortgage............................................      4,409      2,267      1,612        778        169
Commercial......................................................      2,838      2,425      1,786      2,748      4,481
Leases..........................................................         47         47         88         85        125
Installment and other...........................................        644        583        386        333        316
Not allocated...................................................      2,223      1,253        359      1,175         86
                                                                  ---------  ---------  ---------  ---------  ---------
      Total allowance for loan and lease losses.................  $  10,810  $   7,396  $   6,797  $   8,277  $   6,828
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------


                                                                             PERCENT OF LOANS TO TOTAL LOANS
                                                                  -----------------------------------------------------
                                                                    1996       1995       1994       1993       1992
                                                                  ---------  ---------  ---------  ---------  ---------
Real estate construction........................................        11%        12%        15%        17%        24%
Real estate mortgage............................................        44%        36%        37%        34%        27%
Commercial......................................................        39%        44%        41%        40%        41%
Leases..........................................................         1%         1%         2%         2%         2%
Installment and other...........................................         5%         7%         5%         7%         6%
                                                                  ---------  ---------  ---------  ---------  ---------
      Total loans and leases....................................       100%       100%       100%       100%       100%
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

    The allowance allocated to the loan and lease categories shown above is based on previous loan and lease loss experience, the level of nonaccrual loans, management's review of classified loans and evaluation of the current loan portfolio, and anticipated economic conditions. While the allowance is allocated to specific loans and to portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety.

    At December 31, 1996, the Company had identified impaired loans with a recorded investment of approximately $13.9 million. An allowance of $575 thousand, representing the difference between the value of collateral supporting the loans and their outstanding balance is included in the allowance for loan losses. The Company's policy is to record cash receipts received on nonaccrual loans first as reductions to principal and then to interest income. For further information see note 5 of notes to consolidated financial statements.

DEPOSITS

    In a rising interest rate environment, when rate sensitive assets ("RSA") exceed rate sensitive liabilities ("RSL"), assets reprice to higher interest rates faster than liabilities reprice, resulting in a net interest margin that tends to rise. When RSL exceed RSA, net interest margin will tend to fall. The opposite occurs in a decreasing interest rate environment. As a rule, the Company works to keep the cumulative difference between RSA and RSL as balanced as possible over a one year cycle. In 1995, banks in Southern California as a group generally needed to progressively increase deposit rates which had been held low in 1994 due to the lack of competition for deposits at a time when banks were still operating with low or lower than normal loan demand. Starting in mid-1995 and continuing into 1996, banks in Southern California as a group have generally become much more aggressive in pricing time deposits, but have yet to make a major jump in interest-bearing transactional accounts. These pricing decisions appear to be consistent with recent patterns whereby transactional and savings accounts do not mirror the repricing patterns on the asset side.

    The Company provides a range of deposit types to meet the needs of the local communities. Time deposits, which are normally sensitive to competitive rate changes, are generally used to expand or contract the overall liability position needed to meet the various management ratios established for liquidity, capital, loans to deposits, and other funding measurements. As a policy, the Company does not accept or solicit brokered deposits.

    The following table shows the average amount of interest bearing and non-interest bearing deposits and rates as of December 31, 1996, 1995 and 1994:

                                                       1996 AVERAGE             1995 AVERAGE             1994 AVERAGE
                                                  -----------------------  -----------------------  -----------------------
                                                   BALANCE       RATE       BALANCE       RATE       BALANCE       RATE
                                                  ----------  -----------  ----------  -----------  ----------  -----------
                                                                           (DOLLARS IN THOUSANDS)
Non-interest bearing deposits...................  $  181,095       0.00%   $  116,071       0.00%   $  114,580       0.00%
Interest bearing demand deposits................      71,920       2.88%       25,106       2.12%       32,590       1.74%
Savings deposits................................     135,532       2.82%      126,422       2.79%      127,489       2.55%
Time deposits...................................      87,779       5.01%       73,907       5.57%       78,167       4.04%
                                                  ----------               ----------               ----------
  Total(1)......................................  $  476,326       2.16%   $  341,506       2.39%   $  352,826       1.98%
                                                  ----------        ---    ----------        ---    ----------        ---
                                                  ----------        ---    ----------        ---    ----------        ---

------------------------

(1) Includes non-interest bearing deposits for both amount and rates. Rates represent weighted averages.

    The following table shows the maturity schedule of time certificates of deposit of $100,000 or more as of December 31, 1996. All dollar amounts are in thousands:

3 months or less...................................................  $  46,559
Over 3 months through 6 months.....................................     13,034
Over 6 months through 12 months....................................      7,944
Over 1 year........................................................      4,121
                                                                     ---------
  Total............................................................  $  71,658
                                                                     ---------
                                                                     ---------

    Deposits increased $394.4 million from $367.2 million at December 31, 1995 to $761.7 million at December 31, 1996. This growth was primarily attributable to the acquisition of Western, which added $353.1 million in deposits, and the increase in economic activity in Orange County as well as the opening of the Laguna Beach and Fountain Valley branches.

BORROWED FUNDS

    On September 30, 1996, the Company borrowed $26.5 million from the Northern Trust Company of Chicago under a three year revolving loan agreement. Concurrently, the Company reduced the loan by

$15.5 million as a result of a dividend in the same amount from Western. The balance at December 31, 1996 was $11 million. The highest amount outstanding during 1996 was $26.5 million; the average balance outstanding during the year was $2.75 million and the average rate paid was 6.95 percent for the year. The interest rate at year end was 6.75 percent. The revolving loan agreement expires on September 30, 1999, and there were no amounts borrowed against this loan agreement in 1995 or 1994.

    CCB entered into a note with a shareholder in March 1996 bearing an interest rate of 3 percent over the prime rate with interest only payable monthly for the first year; thereafter, quarterly principal payments of $125,000 plus interest payable monthly. The note matures on April 1, 1999. On March 17, 1997, the Company paid down $2.0 million on this note with the remaining unpaid principal balance of $350,000 subject to the original terms of the note. For further information, see note 8 of the notes to consolidated financial statements.

LIQUIDITY AND INTEREST RATE RISK

    On a stand-alone basis, the Company's sources of liquidity include dividends from the Banks and outside borrowings. The amount of dividends that the Banks can pay to the Company is restricted by regulatory guidelines.

    Major sources of liquidity for the Company and the Banks include deposits, maturities and sales of securities, and loan repayments. Deposits are a volatile source of funds because of changing conditions in the interest rate markets and competition. The ability to sell securities without significant loss is subject to changing market conditions. Loan repayments are dependent on the financial wherewithal of the Company's borrowers.

    Management believes that current levels and sources of liquidity are sufficient to meet the Company's and the Banks' commitments. For further information on commitments, see notes 11 and 14 of notes to consolidated financial statements.

    The following table for the Company breaks down RSA and RSL at December 31, 1996 based on the earliest possible repricing dates for variable rate instruments, or for fixed rate assets and liabilities, on scheduled maturities. The table uses data from FDIC Call Reports and is similar to the reporting assumptions used during bank examinations. In the past few years, various models and rate sensitive studies have focused on the interest rate risk characteristics of interest-bearing transactional accounts. Based on historical reviews and documentation, it appears that these accounts do not have the same degree of short-term interest rate sensitivity associated with loans that are tied to any immediate change in prime rate or to short-term investments such as Federal Funds Sold. The following table makes certain assumptions as to the interest rate sensitivity of savings accounts that have had limited rate fluctuation during the past three years, as to money market accounts which are based on a tiered rate structure depending on the account deposit level, and as to NOW accounts that have had very little price fluctuation in the past three years:

                                                          90 DAYS
                                                          OR LESS   90-365 DAYS  1-5 YEARS  5+ YEARS     TOTAL
                                                         ---------  -----------  ---------  ---------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Federal Funds Sold.....................................  $  18,717   $  --       $  --      $  --      $  18,717
Securities.............................................     57,359      59,382     134,463      1,790    252,994
Loans..................................................    211,724      74,130     124,075     61,999    471,928
      Total RSA........................................    287,800     133,512     258,538     63,789    743,639
Savings................................................     46,179       9,728       9,729     --         65,636
Interest-bearing demand deposits.......................     57,407      76,590      76,588     --        210,585
NOW accounts...........................................     15,438      24,578      24,579     --         64,595
Time Certificates of Deposit over $100,000.............     49,779      18,113       3,654        112     71,658
Time Certificates of Deposit less than $100,000........     29,539      16,177       6,481         66     52,263
Notes payable..........................................     13,350      --          --         --         13,350
                                                         ---------  -----------  ---------  ---------  ---------
      Total RSL........................................    211,692     145,186     121,031        178    478,087
                                                         ---------  -----------  ---------  ---------  ---------
Net RSA-RSL............................................  $  76,108   $ (11,674)  $ 137,507  $  63,611  $ 265,552
                                                         ---------  -----------  ---------  ---------  ---------
                                                         ---------  -----------  ---------  ---------  ---------
Cumulative RSA-RSL.....................................              $  64,434   $ 201,941  $ 265,552
                                                         ---------  -----------  ---------  ---------
                                                         ---------  -----------  ---------  ---------
Cumulative as a % of Total Assets......................       8.8%        7.5%       23.4%      30.7%      30.7%
                                                         ---------  -----------  ---------  ---------  ---------
                                                         ---------  -----------  ---------  ---------  ---------

RESULTS OF OPERATIONS

  NET INTEREST INCOME

    INTEREST RATES AND INTEREST RATE DIFFERENTIALS. The Company's consolidated earnings depend primarily upon the difference between the income the Banks receive from their loan portfolios and investment securities, and their cost of funds, including principally interest paid on savings and time deposits. Interest rates charged on the Banks' loans are influenced principally by the demand for such loans, the supply of money for lending purposes, and competitive factors. These factors are, in turn, affected by general economic conditions and other factors beyond the Banks' control, such as federal economic and tax policies, the general supply of money in the economy, governmental budgetary actions, and the actions of the Federal Reserve Board.

    The following table provides information on net interest income for the past three fiscal years, setting forth average balances of interest-earning assets and interest-bearing liabilities, the income earned and expense recorded thereon and the resulting average yield-cost ratios:

                                                              INTEREST RATES AND INTEREST RATE DIFFERENTIALS
                                                                          (DOLLARS IN THOUSANDS)
                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------------------
                                                           1996                                  1995                    1994
                                           ------------------------------------  ------------------------------------  ---------
                                            AVERAGE                               AVERAGE                               AVERAGE
                                            BALANCE     INCOME/      AVERAGE      BALANCE     INCOME/      AVERAGE      BALANCE
                                              (1)       EXPENSE    YIELD/ COST      (1)       EXPENSE    YIELD/ COST      (1)
                                           ---------  -----------  ------------  ---------  -----------  ------------  ---------
INTEREST-EARNING ASSETS:
  Interest-bearing deposits with banks...  $      53   $       3         5.66%   $   1,016   $      43         4.23%   $   2,712
  Securities held to maturity............      8,011         516         6.44%       6,538         429         6.56%       5,508
  Securities available for sale..........    134,897       8,090         6.00%      75,954       3,998         5.26%      88,333
  Federal funds sold.....................     44,181       2,432         5.50%      29,531       1,709         5.79%      17,072
  Loans and leases, net(2)...............    279,272      28,229        10.11%     224,352      23,054        10.28%     227,922
                                           ---------  -----------                ---------  -----------                ---------
    INTEREST EARNING ASSETS..............    466,414      39,270         8.42%     337,391      29,233         8.66%     341,547
                                                      -----------       -----               -----------       -----
NON INTEREST-EARNING ASSETS:
  Cash and due from banks................     40,027                                26,014                                27,319
  Premises and equipment (net)...........      3,248                                 1,675                                 1,909
  Other real estate owned................      3,895                                 5,360                                 5,051
  Goodwill...............................      7,419                                --                                    --
  Other assets...........................     10,003                                 4,507                                 6,612
                                           ---------                             ---------                             ---------
    TOTAL ASSETS.........................  $ 531,006                             $ 374,947                             $ 382,438
                                           ---------                             ---------                             ---------
                                           ---------                             ---------                             ---------
INTEREST-BEARING LIABILITIES:
  Interest-bearing demand deposits.......  $  71,920   $   2,068         2.88%   $  25,106   $     533         2.12%   $  32,590
  Savings deposits.......................    135,532       3,827         2.82%     126,422       3,522         2.79%     127,489
  Time deposits..........................     87,779       4,397         5.01%      73,907       4,114         5.57%      78,167
  Federal funds purchased................          5      --            --          --          --            --          --
  Capital note...........................      2,350         273        11.62%       2,351         259        11.02%       2,351
  Other borrowings.......................      2,857         196         6.86%         132           9         6.82%       1,189
                                           ---------  -----------                ---------  -----------                ---------
    INTEREST BEARING LIABILITIES.........  $ 300,443      10,761         3.58%     227,918       8,437         3.70%     241,786
                                           ---------  -----------       -----    ---------  -----------       -----    ---------
NON INTEREST-BEARING LIABILITIES AND
  EQUITY:
  Non-interest bearing demand............    181,095                               116,071                               114,580
  Non-interest bearing liabilities.......      4,935                                 2,374                                 2,543
  Shareholders' equity...................     44,533                                28,584                                23,529
                                           ---------                             ---------                             ---------
    TOTAL LIABILITIES & SHAREHOLDERS'
      EQUITY.............................  $ 531,006                             $ 374,947                             $ 382,438
                                           ---------                             ---------                             ---------
                                           ---------                             ---------                             ---------
  Net interest income....................              $  28,509                             $  20,796
                                                      -----------                           -----------
                                                      -----------                           -----------
  Net interest margin on interest-earning
    assets(3)............................                                6.11%                                 6.16%
                                                                        -----                                 -----
                                                                        -----                                 -----
  Net interest spread....................                                4.84%                                 4.96%
                                                                        -----                                 -----
                                                                        -----                                 -----


                                             INCOME/      AVERAGE
                                             EXPENSE    YIELD/ COST
                                           -----------  ------------
INTEREST-EARNING ASSETS:
  Interest-bearing deposits with banks...   $     111         4.09%
  Securities held to maturity............         258         4.68%
  Securities available for sale..........       4,409         4.99%
  Federal funds sold.....................         656         3.84%
  Loans and leases, net(2)...............      21,225         9.31%
                                           -----------
    INTEREST EARNING ASSETS..............      26,659         7.81%
                                           -----------       -----
NON INTEREST-EARNING ASSETS:
  Cash and due from banks................
  Premises and equipment (net)...........
  Other real estate owned................
  Goodwill...............................
  Other assets...........................

    TOTAL ASSETS.........................

INTEREST-BEARING LIABILITIES:
  Interest-bearing demand deposits.......   $     568         1.74%
  Savings deposits.......................       3,256         2.55%
  Time deposits..........................       3,157         4.04%
  Federal funds purchased................      --            --
  Capital note...........................         241        10.25%
  Other borrowings.......................          61         5.13%
                                           -----------
    INTEREST BEARING LIABILITIES.........       7,283         3.01%
                                           -----------       -----
NON INTEREST-BEARING LIABILITIES AND
  EQUITY:
  Non-interest bearing demand............
  Non-interest bearing liabilities.......
  Shareholders' equity...................

    TOTAL LIABILITIES & SHAREHOLDERS'
      EQUITY.............................

  Net interest income....................   $  19,376
                                           -----------
                                           -----------
  Net interest margin on interest-earning
    assets(3)............................                     5.67%
                                                             -----
                                                             -----
  Net interest spread....................                     4.80%
                                                             -----
                                                             -----

------------------------------
(1) Average balances are primarily computed on daily balances during the period. When such balances are not available, averages are computed on a monthly basis. Average balances include the effect of discounts and premiums on loans, investment securities, deposits and borrowings acquired in acquisitions, as well as deferred loan fees.

(2) Non accrual loans are included in the average balances for the periods; however, interest on such loans has been excluded in computing the average yields for the periods.

(3) The net interest margin on interest-earning assets for a period is net interest income divided by average interest-earning assets.

    The following table sets forth changes in interest income and interest expense, and the amount of change attributable to variances in volume, rates and the combination of volume and rates. The Company has no tax-exempt assets.

                                                                             INTEREST RATES AND INTEREST RATE DIFFERENTIALS
                                                                                         (DOLLARS IN THOUSANDS)
                                                                             -----------------------------------------------
                                                                                                                  YEAR ENDED
                                                                                                                   DECEMBER
                                                                                                                     31,
                                                                                                                     1995
                                                                                  YEAR ENDED DECEMBER 31,          COMPARED
                                                                                   1996 COMPARED TO 1995           TO 1994
                                                                             ----------------------------------   ----------
                                                                                              CHANGE DUE TO
                                                                               TOTAL      ---------------------     TOTAL
                                                                              INCREASE                   VOLUME    INCREASE
                                                                             (DECREASE)   VOLUME  RATE   & RATE   (DECREASE)
                                                                             ----------   ------  -----  ------   ----------
INTEREST INCOME:
Interest and fees on loans.................................................    $5,175     $5,643  $(376) $ (92)     $1,829
Interest-bearing deposits with banks.......................................       (40)       (41)    15    (14)        (68)
Securities held to maturity................................................        87         97     (8)    (2)        171
Securities available for sale..............................................     4,092      3,103    557    432        (411)
Federal funds sold.........................................................       723        848    (84)   (41)      1,053
                                                                             ----------   ------  -----  ------   ----------
      Total interest income................................................    10,037      9,650    104    283       2,574
INTEREST EXPENSE:
Interest-bearing demand deposits...........................................     1,535        994    189    352         (35)
Savings deposits...........................................................       305        254     48      3         266
Time deposits..............................................................       283        772   (412)   (77)        957
Capital note...............................................................        14       --       14   --            18
Other borrowings...........................................................       187        186   --        1         (52)
                                                                             ----------   ------  -----  ------   ----------
    Total interest expense.................................................     2,324      2,206   (161)   279       1,154
                                                                             ----------   ------  -----  ------   ----------
      Net interest income..................................................    $7,713     $7,444  $ 265  $   4      $1,420
                                                                             ----------   ------  -----  ------   ----------
                                                                             ----------   ------  -----  ------   ----------


                                                                                  CHANGE DUE TO
                                                                             -----------------------
                                                                                              VOLUME
                                                                             VOLUME    RATE   & RATE
                                                                             ------   ------  ------
INTEREST INCOME:
Interest and fees on loans.................................................  $(332)   $2,196   $(35)
Interest-bearing deposits with banks.......................................    (69)        4     (3)
Securities held to maturity................................................     48       103     20
Securities available for sale..............................................   (618)      241    (34)
Federal funds sold.........................................................    479       332    242
                                                                             ------   ------  ------
      Total interest income................................................   (492)    2,876    190
INTEREST EXPENSE:
Interest-bearing demand deposits...........................................   (130)      124    (29)
Savings deposits...........................................................    (27)      296     (3)
Time deposits..............................................................   (172)    1,194    (65)
Capital note...............................................................   --          18   --
Other borrowings...........................................................    (54)       20    (18)
                                                                             ------   ------  ------
    Total interest expense.................................................   (383)    1,652   (115)
                                                                             ------   ------  ------
      Net interest income..................................................  $(109)   $1,224   $305
                                                                             ------   ------  ------
                                                                             ------   ------  ------

  INTEREST INCOME

    Interest income increased $10.0 million for the year ended December 31, 1996 compared to 1995 and $2.6 million for the year ended December 31, 1995 compared to 1994. The increase for 1996 compared to 1995 is due to an increase in average earning assets resulting largely from the acquisition of Western while the increase in interest income in 1995 compared to 1994 was due primarily to a rise in the average yield on interest-earning assets.

  INTEREST EXPENSE

    Interest expense increased $2.3 million for the year ended December 31, 1996 compared to 1995 and $1.2 million for the year ended December 31, 1995 compared to 1994. The increase for 1996 compared to 1995 is attributable to an increase in average interest-bearing deposits, arising mainly from the Western acquisition, which was offset slightly by a decrease in the average cost of deposits. The cost of funds decreased as deposits shifted away from time deposits and into interest-bearing demand and saving deposits. The increase in interest expense for 1995 compared to 1994 was due to an increase in the average cost of interest-bearing liabilities partially offset by a decrease in interest-bearing liabilities prompted by increasing market rates.

  PROVISION FOR LOAN AND LEASE LOSSES

    The provision for loan and lease losses charged to operations reflects management's judgment of the adequacy of the allowance for loan and lease losses and is determined through periodic analysis of the loan and lease portfolio. This analysis includes a detailed review of the classification and categorization of problem and potential problem loans and loans to be charged off; an assessment of the overall quality and collectibility of the portfolio; and consideration of the loan loss experience, trends in problem loans and concentrations of credit risk, as well as current and expected future economic conditions (particularly in Southern California).

    Provisions for loan and lease losses totaled $1.5 million, $7.0 million and $4.4 million for the years ended December 31, 1996, 1995 and 1994, respectively. The reduction in the provision in 1996 was due primarily to a decline in nonperforming loans and leases and lower overall charge-offs as well as management's assessment that the inherent risk in the loan and lease portfolio has decreased. The percentage of the allowance for loan and lease losses to outstanding loans and leases at December 31, 1996 and 1995 was 2.29% and 3.24%, respectively. While the allowance as a percent of end of year loans and leases declined as of December 31, 1996 compared with 1995 and 1994, the ratio of the allowance to nonaccrual loans and leases increased during these same time periods.

    Based on the foregoing discussion and all of the factors analyzed by management in determining the adequacy of the allowance, management believes that the Banks' allowance for loan and lease losses is adequate at December 31, 1996. For additional information on the loan portfolio, the allowance for loan and lease losses and nonaccrual, past due and restructured loans, see "Loan Portfolio" within this section and note 5 of notes to consolidated financial statements.

  NON-INTEREST INCOME

    Non-interest income totaled $5.1 million for 1996 compared with $3.3 million and $2.8 million for 1995 and 1994, respectively. The $1.8 million increase in non-interest income between 1996 and 1995 is due mainly to the gain on sale of loans and the acquisition of Western. The acquisition of Western contributed $605 thousand to non-interest income of which $267 thousand related to gains on sales of securities which did not meet the asset/liability management strategy of the Company. Further, service charges on deposits was affected favorably due to the increase in deposits, and escrow fees increased as the Company concentrated marketing efforts in this area, increased the staff in the escrow division and experienced the benefit of greater activity in the local real estate market. The increase in non-interest income from 1994 to 1995 was due primarily to a non-recurring legal settlement.

  NON-INTEREST EXPENSE

    Non-interest expense totaled $27.2 million for 1996 compared with $22.1 million and $18.2 million for 1995 and 1994, respectively. The increase in non-interest expense of $5.1 million is largely a result of the acquisition of Western. Western added $3.8 million of expenses to the Company for the fourth quarter including $499 thousand for goodwill amortization and $1.1 million of non-recurring items including an employment contract buyout, merger costs, consulting and KSOP termination.

    Non-interest expense increased due to higher salary and occupancy costs. Staff additions related to the increased business activity including the escrow division, the business development group and opening two new branches in Fountain Valley and Laguna Beach. Occupancy costs increased due to an assessment of common area maintenance charges by the management company for the years 1993 through 1996 in addition to the new branches. Additional litigation reserves of $950 thousand were charged to expense to provide for potential losses regarding on-going litigation matters. These increases were partially offset by a decline in the FDIC regulatory assessment rate and net gains in OREO operations of $573 thousand in 1996 compared to $2.9 million in OREO related expenses in fiscal 1995.

    The increase in non-interest expense from 1994 to 1995 was due primarily to a rise in salary costs, OREO related expenses and professional services.

  PROVISION FOR INCOME TAXES

    The provision for income taxes represents an effective tax rate of 9.3% in 1996, compared to an effective tax benefit rate of 47.7% in 1995. The difference from the expected rate of 34% in 1995 is the result of state income taxes and the adjustment to the deferred tax asset valuation allowance. The difference from the expected rate of 34% in 1996 relates to state taxes and the non-deductibility of goodwill for tax purposes which is offset primarily by a deferred tax asset valuation allowance adjustment. In 1994, income tax expense was increased by $581,000 in recognition of management's concern, at that time, about realization of the net deferred tax asset. At December 31, 1996, the Company had a deferred tax asset of approximately $6.5 million. Management has determined that the deferred tax asset is more likely than not to be realized based on current and expected taxable income. For further information on income taxes, see note 10 of notes to consolidated financial statements.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Directors of
Western Bancorp:

    We have audited the accompanying consolidated balance sheet of Western Bancorp (formerly Monarch Bancorp) and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We did not audit the 1996 consolidated financial statements of California Commercial Bankshares, acquired by the Company on June 4, 1997 in a pooling-of-interests, which statements reflect total assets constituting 40.7% and net interest income and net income constituting 70.0% and 83.7%, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for California Commercial Bankshares, is based solely on the report of the other auditors.

    The consolidated balance sheet of Western Bancorp (formerly Monarch Bancorp) as of December 31, 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, prior to their restatement for the 1997 pooling-of-interests transaction described in notes 1 and 2 of the notes to the consolidated financial statements, were audited by other auditors whose report dated February 29, 1996, expressed an unqualified opinion on those statements. The separate financial statements of California Commercial Bankshares also included in the 1995 and 1994 restated consolidated financial statements were audited by other auditors whose report dated January 24, 1997, and March 17, 1997, as to notes 7 and 13, expressed an unqualified opinion on those statements.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, based on our audit and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Bancorp and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

    We also audited the combination of the accompanying consolidated balance sheet as of December 31, 1995, and the combination of the related statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, after restatement for the 1997 pooling-of-interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in notes 1 and 2 of the notes to the accompanying consolidated financial statements.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
June 4, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of California Commercial Bankshares:

    We have audited the consolidated balance sheets of California Commercial Bankshares and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (such consolidated financial statements are not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of California Commercial Bankshares and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 (such consolidated financial statements are not included herein) in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

January 24, 1997
 (March 17, 1997 as to Notes 7 and 13)
Los Angeles, California

To the Shareholders and Directors of
Monarch Bancorp

                          INDEPENDENT AUDITORS' REPORT

    We have audited the consolidated balance sheet of Monarch Bancorp and Subsidiaries as of December 31, 1995 and December 31, 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements, which are not presented separately herein, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monarch Bancorp and Subsidiaries as of December 31, 1995 and December 31, 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          DAYTON & ASSOCIATES

February 29, 1996
Laguna Hills, California

                                WESTERN BANCORP

                          CONSOLIDATED BALANCE SHEETS

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
  Cash and due from banks............................................................   $   66,234    $   33,296
  Federal funds sold.................................................................       18,717        47,938
                                                                                       ------------  ------------
    Total cash and cash equivalents..................................................       84,951        81,234
  Interest-bearing deposits in other banks...........................................       --               198
  Federal Reserve Bank and Federal Home Loan Bank stock, at cost.....................        3,234         1,618
  Securities held to maturity (fair value of $7,245 and $6,693)......................        7,270         6,661
  Securities available for sale (amortized cost of $245,740 and $82,338).............      245,724        82,669
                                                                                       ------------  ------------
    Total securities.................................................................      256,228        90,948
  Loans and leases held for investment, net..........................................      458,139       209,716
  Loans and leases available for sale, net...........................................        1,234         9,620
  Premises and equipment.............................................................        7,215         1,694
  Other real estate owned............................................................        6,546         2,315
  Deferred tax asset, net............................................................        6,524         2,689
  Taxes receivable...................................................................        2,628        --
  Goodwill...........................................................................       29,342        --
  Accrued interest receivable........................................................        5,733         3,011
  Other assets.......................................................................        4,360         2,719
                                                                                       ------------  ------------
      Total assets...................................................................   $  862,900    $  404,144
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Noninterest bearing..............................................................   $  296,951    $  150,591
    Interest bearing demand..........................................................      275,180        87,828
    Savings..........................................................................       65,636        49,945
    Time certificates of deposit of $100,000 or more.................................       71,658        38,220
    Time certificates of deposit less than $100,000..................................       52,263        40,662
                                                                                       ------------  ------------
      Total deposits.................................................................      761,688       367,246
  Notes payable......................................................................       13,350         2,483
  Taxes payable......................................................................       --               822
  Accrued interest payable...........................................................          754           296
  Other liabilities..................................................................        7,980         1,181
                                                                                       ------------  ------------
    Total liabilities................................................................      783,772       372,028
                                                                                       ------------  ------------
  Shareholders' equity:
    Preferred stock no par value, 5 million shares authorized, none issued...........       --            --
    Common stock no par value 100,000,000 shares authorized 7,027,885 and 3,890,051
      issued and outstanding in 1996 and 1995........................................       73,588        31,047
    Retained earnings................................................................        5,528           994
    Unrealized gain on investment securities available for sale, net of taxes........           12           207
    Deferred charge related to KSOP..................................................       --              (132)
                                                                                       ------------  ------------
      Total shareholders' equity.....................................................       79,128        32,116
                                                                                       ------------  ------------
      Total liabilities and shareholders' equity.....................................   $  862,900    $  404,144
                                                                                       ------------  ------------
                                                                                       ------------  ------------

          See accompanying notes to consolidated financial statements.

                                WESTERN BANCORP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                              1996       1995       1994
                                                                            ---------  ---------  ---------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                                       AMOUNTS)
Interest income
  Interest and fees on loans..............................................  $  28,229  $  23,054  $  21,225
  Interest on interest bearing deposits in other banks....................          3         43        111
  Interest on investment securities.......................................      8,606      4,427      4,667
  Interest on Federal funds sold..........................................      2,432      1,709        656
                                                                            ---------  ---------  ---------
    Total interest income.................................................     39,270     29,233     26,659
                                                                            ---------  ---------  ---------
Interest expense
  Deposits................................................................     10,292      8,169      6,981
  Notes payable...........................................................        469        268        302
                                                                            ---------  ---------  ---------
    Total interest expense................................................     10,761      8,437      7,283
                                                                            ---------  ---------  ---------
Net interest income.......................................................     28,509     20,796     19,376
Provision for loan and lease losses.......................................      1,488      7,025      4,360
                                                                            ---------  ---------  ---------
Net interest income after provision for loan and lease losses.............     27,021     13,771     15,016
                                                                            ---------  ---------  ---------
Non-interest income
  Service charges and fees on deposits....................................      1,880      1,489      1,370
  Loan servicing and late fees............................................        989        487        734
  Service charges commissions and other fees..............................        684        550        250
  Gain (loss) on sale of securities available for sale....................        267        (72)       (41)
  Gain (loss) on sale of loans............................................        665     --         --
  Other...................................................................        648        834        464
                                                                            ---------  ---------  ---------
    Total non-interest income.............................................      5,133      3,288      2,777
                                                                            ---------  ---------  ---------
Non-interest expense
  Salaries and benefits...................................................     12,869      9,170      8,242
  Occupancy...............................................................      3,593      2,751      2,690
  Advertising and business development....................................        499        359        198
  Other real estate owned.................................................       (573)     2,861      1,313
  Professional services...................................................      3,533      1,699        954
  Telephone, stationery and supplies......................................      1,095        729        652
  Lower of cost or market adjustment on loans available for sale..........     --            756     --
  Goodwill amortization...................................................        499     --         --
  Data processing for company.............................................        773        174        130
  Customer services cost..................................................        832        322        329
  Regulatory assessments..................................................        661        897      1,120
  Other...................................................................      3,376      2,425      2,611
                                                                            ---------  ---------  ---------
    Total non-interest expense............................................     27,157     22,143     18,239
                                                                            ---------  ---------  ---------
Income (loss) before income taxes.........................................      4,997     (5,084)      (446)
Income taxes (benefit)....................................................        463     (2,426)       546
                                                                            ---------  ---------  ---------
    Net income (loss).....................................................  $   4,534  $  (2,658) $    (992)
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------
Per share information.....................................................
  Weighted-average number of common and common equivalent shares
    outstanding...........................................................    4,770.8    3,160.6    2,520.5
  Net income (loss) per share.............................................  $     .95  $    (.84) $    (.39)

          See accompanying notes to consolidated financial statements.

                                WESTERN BANCORP

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                                               UNREALIZED GAIN
                                                                                  (LOSS) ON      DEFERRED
                                               COMMON STOCK        RETAINED      SECURITIES       CHARGE         TOTAL
                                          ----------------------   EARNINGS     AVAILABLE FOR   RELATED TO   SHAREHOLDERS'
                                            SHARES      AMOUNT     (DEFICIT)      SALE, NET        KSOP         EQUITY
                                          -----------  ---------  -----------  ---------------  -----------  -------------
Balance December 31, 1993, as previously
  reported..............................          93   $   7,368   $  (4,286)     $      53      $    (211)   $     2,924
  Adjustments for the CCB
    pooling-of-interests................       2,423      11,257       8,930         --             --             20,187
                                               -----   ---------  -----------        ------          -----   -------------
Balance at December 31, 1993, as
  restated..............................       2,516      18,625       4,644             53           (211)        23,111
  Repayment on KSOP debt................      --          --          --             --                 38             38
  Unrealized depreciation on investments
    securities available for sale,
    net.................................      --          --          --             (1,727)        --             (1,727)
  Net loss..............................      --          --            (992)        --             --               (992)
                                               -----   ---------  -----------        ------          -----   -------------

Balance December 31, 1994...............       2,516      18,625       3,652         (1,674)          (173)        20,430
  Repayment on KSOP debt................      --          --          --             --                 41             41
  Unrealized appreciation on investment
    securities available for sale,
    net.................................      --          --          --              1,881         --              1,881
  Stock options exercised...............          25          12      --             --             --                 12

  Tax benefit of stock options
    exercised...........................      --              78      --             --             --                 78
  Issuance of common stock..............       1,349      12,332      --             --             --             12,332
  Net loss..............................      --          --          (2,658)        --             --             (2,658)
                                               -----   ---------  -----------        ------          -----   -------------

Balance December 31, 1995...............       3,890      31,047         994            207           (132)        32,116
  Repayment on KSOP debt................      --          --          --             --                132            132
  Unrealized depreciation on investment
    securities available for sale,
    net.................................      --          --          --               (195)        --               (195)
  Stock options exercised...............          62         281      --             --             --                281
  Tax benefit of stock options
    exercised...........................      --              51      --             --             --                 51
  Issuance of common stock..............       3,076      42,213      --             --             --             42,213
  Repurchase of shares..................      --              (4)     --             --             --                 (4)
  Net income............................      --          --           4,534         --             --              4,534
                                               -----   ---------  -----------        ------          -----   -------------

Balance December 31, 1996                      7,028   $  73,588   $   5,528      $      12      $  --        $    79,128
                                               -----   ---------  -----------        ------          -----   -------------
                                               -----   ---------  -----------        ------          -----   -------------

          See accompanying notes to consolidated financial statements.

                                WESTERN BANCORP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                     1996       1995       1994
                                                                                  ----------  ---------  ---------
                                                                                           (IN THOUSANDS)
Cash flow from operating activities:
  Net income (loss).............................................................  $    4,534  $  (2,658) $    (992)
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
    Provision for loan and lease losses.........................................       1,488      7,025      4,360
    Deferred income taxes.......................................................        (379)    (2,844)     1,412
    Provision for losses on other real estate owned.............................         339        207        444
    Depreciation................................................................         713        638        767
    Amortization of bond discounts and premiums, net............................         187        797        750
    Goodwill amortization.......................................................         499     --         --
    Loans originated for sale...................................................      --         (9,620)    --
    Lower of cost or market adjustment on loans available for sale..............      --            756     --
    Proceeds from sale of loans originated for sale.............................       3,466     --         --
    (Gain) loss on sale of other real estate owned..............................      (1,175)     1,675          4
    Gain on sale of loans originated for sale...................................        (665)    --         --
    (Gain) loss on sale of securities available for sale........................        (267)        72         41
    Net increase (decrease) in other liabilities................................       1,614        555     (1,132)
    Net (increase) decrease in other assets.....................................         278        933       (420)
                                                                                  ----------  ---------  ---------
      Net cash provided by (used in) operating activities.......................      10,632     (2,464)     5,234
                                                                                  ----------  ---------  ---------
Cash flows from investing activities:
  Net decrease in interest-bearing deposits at other banks......................         198      1,184      2,173
  Securities held to maturity:
    Proceeds from maturities....................................................       5,267      3,394      4,140
    Purchases...................................................................      (4,880)    (5,704)    (5,201)
  Securities available for sale:
    Proceeds from maturities....................................................      72,927     18,583     22,653
    Sales.......................................................................      24,766     21,160     49,217
    Purchases...................................................................    (127,096)   (37,540)   (63,332)
  Purchases of FRB and FHLB stocks..............................................      (1,616)    (1,618)    --
  Net (increase) decrease in loans and leases...................................     (50,006)       656      1,833
  Recoveries of loans and investment in leases..................................         553        494      1,156
  Additions to other real estate owned..........................................        (284)    --           (297)
  Sales of other real estate owned..............................................       6,733      6,300      8,938
  Additions to premises and equipment, net of proceeds from sales...............      (1,127)      (762)      (264)
  Increase in assets and liabilities due to the acquisition of Western Bank:
    Securities available for sale...............................................    (134,394)    --         --
    Securities held to maturity.................................................        (988)    --         --
    Loans and leases............................................................    (198,418)    --         --
    Deferred taxes..............................................................      (3,663)    --         --
    Other assets................................................................     (11,729)    --         --
    Premises and equipment......................................................      (5,099)    --         --
    Deposits....................................................................     353,111     --         --
    Other liabilities...........................................................       3,932     --         --
    Goodwill....................................................................     (29,841)    --         --
                                                                                  ----------  ---------  ---------
      Net cash provided by (used in) investing activities.......................    (101,654)     6,147     21,016
                                                                                  ----------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                                WESTERN BANCORP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                    1996       1995        1994
                                                                                  ---------  ---------  ----------
                                                                                           (IN THOUSANDS)
Cash flow from financing activities:
  Net increase (decrease) in deposits...........................................  $  41,331  $  31,214  $  (27,409)
  Increase (decrease) in notes payable..........................................     10,867        (53)     --
  Purchase of treasury shares...................................................         (4)    --          --
  Proceeds from issuance of common stock and exercise of options, net of
    issuance costs..............................................................     42,545     12,422      --
                                                                                  ---------  ---------  ----------
    Net cash provided by (used in) financing activities.........................     94,739     43,583     (27,409)
                                                                                  ---------  ---------  ----------
Net increase (decrease) in cash and cash equivalents............................      3,717     47,266      (1,159)
Cash and cash equivalents at the beginning of the year..........................     81,234     33,968      35,127
                                                                                  ---------  ---------  ----------
Cash and cash equivalents at the end of the year................................  $  84,951  $  81,234  $   33,968
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Supplemental disclosure of cash flow information
  Property acquired through foreclosure.........................................  $   4,059  $   7,296  $    9,324
  Assumptions of debt through foreclosure.......................................  $     854     --      $       67
  Loans to facilitate the sale of other real estate owned.......................  $   2,936  $     800      --
  Cash paid for
    Interest....................................................................  $  10,931  $   8,434  $    7,268
    Taxes.......................................................................  $   1,389  $     627  $      602

          See accompanying notes to consolidated financial statements.

                                WESTERN BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

  WESTERN BANCORP-CALIFORNIA COMMERCIAL BANKSHARES MERGER

    On June 4, 1997, CCB merged with and into the Company. National is the wholly-owned subsidiary of CCB. The merger was accounted for as a pooling-of-interests, and, accordingly, the financial information for all prior periods presented has been restated to present the combined consolidated financial condition and results of operations of the Company and CCB as if the merger had been in effect for all periods presented. Further details pertaining to the merger are presented in note 2.

BASIS OF PRESENTATION

    The accounting and reporting policies of Western Bancorp (the "Company", formerly Monarch Bancorp) and its wholly-owned subsidiaries, National Bank of Southern California ("National") and Western Bank ("Western"), (collectively "the Banks"), are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. Western was acquired by the Company on September 30, 1996. The acquisition was accounted for as a purchase. Accordingly, results of operations include Western only from the date of acquisition. All significant inter-company balances and transactions have been eliminated.

NATURE OF OPERATION

    The Company conducts business through its bank subsidiaries. National is a full service bank with seven banking offices, and Western is a full service bank with five banking offices. The Banks are subject to the laws of the State of California and the regulations of the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency. The Company is a regulated bank holding company under the Bank Holding Company Act of 1956, and is also subject to regulation and supervision by the Federal Reserve Board. The areas served by the Banks are Orange County and the western area of Los Angeles.

ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include the allowance for loan and lease losses, the carrying value of other real estate owned, and the deferred tax asset.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include the balance sheet captions "Cash and due from banks" and "Federal funds sold."

SECURITIES

    Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and carried at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading" and carried at fair value, with unrealized gains and losses included in earnings. Investments not classified as either "held to maturity" or "trading" are classified as "available for sale" and carried at fair value, with unrealized gains and losses

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
excluded from earnings and reported as a separate component of shareholders' equity. When a debt security is transferred into the "held to maturity" category from the "available for sale" category, the unrealized gain or loss at the transfer date continues to be reported as a separate component of shareholders' equity and is amortized over the remaining life of the related security as a yield adjustment. If a decline in fair value below amortized cost basis of an investment is judged by management to be other than temporary, the cost basis of the investment is written down to fair value and the amount of the writedown is included in earnings. The Company's investments in Federal Reserve Bank and Federal Home Loan Bank Stock are carried at cost as these equity securities are not readily marketable.

    Premiums and discounts on investment and mortgage-backed securities are recognized in the statements of income using a method that approximates the level-yield method over the lives of the securities. Gains and losses on securities are recognized when realized with the cost basis of investments sold determined on a specific identification basis.

LOANS

    Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest income is ordinarily discontinued when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. When the loan is determined to be uncollectible, interest accrued in prior years and the principal are charged to the allowance for loan losses.

LOAN ORIGINATION FEES AND COSTS

    Loan origination fees and certain direct loan origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

ALLOWANCE FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses is maintained at a level believed by management to be adequate to meet reasonably foreseeable loan and lease losses on the basis of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, specific problem loans and trends in loan delinquencies and charge-offs. Losses on loans and leases are provided for under the allowance method of accounting. The allowance is increased by provisions charged to income and reduced by loan charge-offs, net of recoveries. Loans, including impaired loans, are charged off in whole or in part when, in management's opinion, collectibility is not probable.

    While management uses available information to establish the allowance for loan and lease losses, future additions to the allowance may be necessary if economic developments differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on judgments different from those of management.

    Impaired loans are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that the Company will not be able to collect all amounts due

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
according to contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or
(ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Mortgage and consumer loans which are not individually significant are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

LOANS HELD FOR SALE

    Loans held for sale are recorded at the lower of cost or estimated market value, determined on an aggregate basis, and include loan origination costs and related fees. Any transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or estimated market value on the transfer date. Gains or losses resulting from sales of loans are recorded at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold.

OTHER REAL ESTATE OWNED

    Other real estate owned ("OREO") is comprised of real estate acquired through foreclosure. These assets are recorded at the lower of the carrying value of the receivable or the fair value less selling costs of the related real estate. The excess carrying value, if any, over the fair value of the asset received is charged to the allowance for loan losses at the time of acquisition. Any subsequent decline in the fair value of OREO is recognized as a charge to operations and in a corresponding increase to the valuation allowance. Gains from sales and net operating expense of OREO are included in operations; realized losses are charged to the valuation allowance.

PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation and amortization which are charged to expense on a straight-line basis over the estimated useful lives of the assets or the terms of the leases if shorter.

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
GOODWILL

    Goodwill is amortized to expense using the straight-line method over fifteen years. On an ongoing basis, management reviews the valuation and amortization of goodwill. During this review, management estimates the value of the Company's goodwill, taking into consideration any events and circumstances that might have diminished its value.

INCOME TAXES

    The Company and its subsidiaries file a consolidated Federal income tax return.

    The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER SHARE

    Net income (loss) per share of common stock is based on the weighted-average number of common and common equivalent shares outstanding during the year.

EFFECT OF NEW ACCOUNTING STANDARDS

  ACCOUNTING FOR STOCK-BASED COMPENSATION

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and earnings per share as if this statement had been adopted. The Company elected to continue accounting for stock options under the intrinsic value method and has provided the pro forma disclosure.

  ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS
    OF LIABILITIES

    In June 1996, the FASB issued the Statement of Financial Accounting Standards No. 125 ("SFAS 125"), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of

                                WESTERN BANCORP

NOTE 1--ACCOUNTING POLICIES (CONTINUED)
liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS 125 will have a material impact on the Company's financial condition and results of operations.

NOTE 2--ACQUISITIONS

  WESTERN BANCORP-CCB MERGER

    CCB merged with and into the Company on June 4, 1997. The merger was accounted for as a pooling-of-interests, and under the terms of the merger agreement 3,043,226 Company common shares were exchanged for all of the outstanding common shares of CCB on a 1-for-1 exchange ratio (after giving effect to the reverse stock split of 8.5-for-1). The financial information for all prior periods presented has been restated to present the combined consolidated financial condition and results of operations of the Company and CCB as if the merger had been in effect for all periods presented. At the date of the merger, the Company charged to expense merger costs of $3.0 million (after tax), representing investment banking, filing and professional fees, employee compensation, and costs of computer system conversions. Such costs are not included in the accompanying consolidated financial statements. The following table presents certain financial data reported separately by each company and on a combined basis for the years ended December 31:

                                                                              1996       1995       1994
                                                                            ---------  ---------  ---------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                                       AMOUNTS)
Net interest income
  The Company (formerly Monarch Bancorp)..................................  $   8,545  $   3,343  $   2,991
  CCB.....................................................................     19,964     17,453     16,385
  Combined................................................................     28,509     20,796     19,376

Net income (loss)
  The Company (formerly Monarch Bancorp)..................................  $     738  $     683  $  (1,851)
  CCB.....................................................................      3,796     (3,341)       859
  Combined................................................................      4,534     (2,658)      (992)

Net income (loss) per share
  The Company (formerly Monarch Bancorp)..................................  $    0.42  $    1.14  $  (19.81)
  CCB.....................................................................       1.26      (1.30)      0.35
  Combined................................................................       0.95      (0.84)     (0.39)

Issuances of common stock
  The Company (formerly Monarch Bancorp)..................................  $  42,213  $   9,132     --
  CCB.....................................................................        332      3,290     --
  Combined................................................................     42,545     12,422     --

                                WESTERN BANCORP

NOTE 2--ACQUISITIONS (CONTINUED)
  WESTERN BANK

    On September 30, 1996, the Company completed the acquisition of Western in which Western became a wholly-owned subsidiary of the Company.

    The Company paid $17.25 per share, or approximately $61.1 million, for the 3,543,156 outstanding shares of Western, and an additional $5.5 million related to the outstanding stock options of Western. The net consideration for the acquisition of Western was thus approximately $66.6 million. The acquisition was accounted for under the purchase method of accounting which resulted in approximately $30 million of goodwill being recorded.

    The Company funded the purchase price with the issuance of approximately $42.2 million of common stock, net of approximately $1 million in issuance costs, in the 1996 Private Placement, and from the proceeds of a three year loan of $26.5 million from The Northern Trust Company (the "Lender"). A $15.5 million dividend was declared by Western concurrently with the completion of the acquisition and paid to the Company, which was used to reduce the $26.5 million note to $11 million.

    The following table presents unaudited pro forma results of operations of the Company for the years ended December 31, 1996 and 1995 as if the acquisition of Western had been effective at the beginning of each year presented. The unaudited pro forma combined summary of operations is intended for informational purposes only and is not necessarily indicative of the future operating results of the Company or of the operating results of the Company that would have occurred had the Western acquisition been in effect for the years presented.

               UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
Interest income.........................................................  $     60,620  $     56,091  $     48,150
Interest expense........................................................        17,850        15,722        11,140
                                                                          ------------  ------------  ------------
    NET INTEREST INCOME.................................................        42,770        40,369        37,010
Provision for loan and lease losses.....................................         2,291         7,735         5,412
                                                                          ------------  ------------  ------------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES.......        40,479        32,634        31,598
Non interest income.....................................................         6,257         6,793         5,754
Non interest expense....................................................        39,772        39,518        33,757
                                                                          ------------  ------------  ------------
    INCOME (LOSS) BEFORE TAXES..........................................         6,964           (91)        3,595
Income tax expense......................................................         1,902           516         2,141
                                                                          ------------  ------------  ------------
    NET INCOME (LOSS)...................................................  $      5,062  $       (607) $      1,454
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
    NET INCOME (LOSS) PER SHARE.........................................  $       0.72  $      (0.09) $       0.40
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average shares outstanding.....................................     7,053,094     6,608,094     3,675,037

NOTE 3--RESTRICTIONS ON CASH AND DUE FROM BANKS

    The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The total average amount of those reserve balances for the year ended December 31, 1996 was approximately $16.5 million.

                                WESTERN BANCORP

NOTE 4--SECURITIES

  SECURITIES

    Investment securities at December 31 were as follows:

                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED   ESTIMATED
                                                                      COST         GAINS        LOSSES     FAIR VALUE
                                                                   ----------  -------------  -----------  ----------
                                                                                     (IN THOUSANDS)
1996
Securities Held to Maturity:
  US Government Securities.......................................  $    1,147    $      13     $  --       $    1,160
  US Agency Securities...........................................       4,202            2            (1)       4,203
  Mortgage-backed Securities.....................................       1,921       --               (39)       1,882
                                                                   ----------        -----         -----   ----------
                                                                   $    7,270    $      15     $     (40)  $    7,245
                                                                   ----------        -----         -----   ----------
                                                                   ----------        -----         -----   ----------
Securities Available for Sale:
  US Government securities.......................................  $  163,325    $      53     $    (106)  $  163,272
  US Agency securities or insured obligations....................      65,033           17          (257)      64,793
  Mortgage-backed securities.....................................       6,414           34           (10)       6,438
  State and political subdivisions...............................         413       --                (2)         411
  Other debt securities..........................................       1,390           68            (9)       1,449
                                                                   ----------        -----         -----   ----------
    Total debt securities........................................     236,575          172          (384)     236,363
  Mutual funds...................................................       9,042           36        --            9,078
  Other equity securities........................................         123          160        --              283
                                                                   ----------        -----         -----   ----------
    Total........................................................  $  245,740    $     368     $    (384)  $  245,724
                                                                   ----------        -----         -----   ----------
                                                                   ----------        -----         -----   ----------
1995
Securities Held to Maturity:
  US Government Securities.......................................  $      485    $      16     $  --       $      501
  US Agency Securities...........................................       4,500            5            (4)       4,501
  Mortgage-backed Securities.....................................       1,676           25           (10)       1,691
                                                                   ----------        -----         -----   ----------
                                                                   $    6,661    $      46     $     (14)  $    6,693
                                                                   ----------        -----         -----   ----------
                                                                   ----------        -----         -----   ----------
Securities Available for Sale:
  US Government securities.......................................  $   40,182    $     173     $     (27)  $   40,328
  US Agency securities or insured obligations....................      29,146          106           (18)      29,234
  Mortgage-backed securities.....................................       3,163           45            (7)       3,201
  State and political subdivisions...............................         423       --                (7)         416
  Other debt securities..........................................      --           --            --           --
                                                                   ----------        -----         -----   ----------
    Total debt securities........................................      72,914          324           (59)      73,179
  Mutual funds...................................................       9,240       --            --            9,240
  Other equity securities........................................         184           80           (14)         250
                                                                   ----------        -----         -----   ----------
    Total........................................................  $   82,338    $     404     $     (73)  $   82,669
                                                                   ----------        -----         -----   ----------
                                                                   ----------        -----         -----   ----------

                                WESTERN BANCORP

NOTE 4--SECURITIES (CONTINUED)
    The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Mortgage-backed securities included in the held to maturity and available for sale portfolios which are not due at a single maturity date are allocated over several maturity groupings based on anticipated maturities of the underlying assets. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                        AMORTIZED   ESTIMATED
                                                                           COST     FAIR VALUE
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
HELD TO MATURITY
Due in one year or less...............................................  $      462  $      462
Due after one year through five years.................................       5,528       5,519
Due after five years through ten years................................         290         298
Due after ten years...................................................         990         966
                                                                        ----------  ----------
                                                                        $    7,270  $    7,245
                                                                        ----------  ----------
                                                                        ----------  ----------
AVAILABLE FOR SALE
Due in one year or less...............................................  $   92,444  $   92,480
Due after one year through five years.................................     135,892     135,624
Due after five years through ten years................................       2,021       2,023
Due after ten years...................................................       6,218       6,236
                                                                        ----------  ----------
                                                                        $  236,575  $  236,363
                                                                        ----------  ----------
                                                                        ----------  ----------

    Gross gains and losses on sale of available for sale securities were $267,000 and $0, respectively, for 1996, and $0 and $72,000, respectively, for 1995. Gross gains and losses were $12,000 and $53,000, respectively, for 1994.

    Investment securities available for sale with a carrying amount of approximately $34 million and $7 million, were pledged as collateral to secure public deposits at December 31, 1996 and 1995, respectively.

    The Banks may hold derivative securities as part of their investment portfolios. Three Collateralized Mortgage Obligations (CMOs) were in the held to maturity portfolio at Monarch as of December 31, 1996. These FNMA and FHLMC securities are carried at book value of approximately $1.92 million and had a current market value of approximately $1.88 million as of December 31, 1996. The weighted average yield of these investments was 7.02% and the weighted average life was 1.69 years as of December 31, 1996. All three CMOs have been tested no less than annually using the FFIEC "High Risk Security Test," and each of the securities have passed the tests. This stress test is used by bank regulators to assess the relative risks of investments in CMOs. A security that passes this test is not considered to be "high-risk;" a security that fails the test may be subject to additional regulatory scrutiny and under the most severe case, the bank could be asked to sell the security.

    Western holds $3 million in FNMA Multi Step securities with a weighted average yield of 6.38% as of December 31, 1996. The securities do not have a call date or repricing date in the remainder of 1997 and all will mature in October 1998.

                                WESTERN BANCORP

NOTE 5--LOANS AND LEASES

  LOANS AND LEASES

    Most of the loans and leases made by the Banks are to customers located in Orange County and the western part of Los Angeles, California. Mortgage and construction loans are collateralized by real estate trust deeds. The Banks generally require security in the form of assets, including real estate, on commercial and installment loans. The ability of the Banks' customers to honor their loan agreements is dependent upon the general economy of the Banks' market areas. The distribution of the Company's loan portfolio is as follows:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Real estate construction..............................................  $   51,408  $   26,987
Real estate mortgage..................................................     207,263      71,560
Commercial............................................................     182,104     101,029
Leases................................................................       3,027       3,463
Installment and other.................................................      26,892      15,304
                                                                        ----------  ----------
    GROSS LOANS AND LEASES............................................     470,694     218,343
Less:
  Unearned lease income...............................................        (364)       (399)
  Deferred loan fees..................................................      (1,381)       (832)
  Allowance for loan and lease losses.................................     (10,810)     (7,396)
                                                                        ----------  ----------
    NET LOANS AND LEASES..............................................  $  458,139  $  209,716
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1996, National had pledged real estate loans amounting to approximately $3 million as collateral for a line of credit with the Federal Home Loan Bank.

                                WESTERN BANCORP

NOTE 5--LOANS AND LEASES (CONTINUED)
  ALLOWANCE FOR LOAN AND LEASE LOSSES

    Changes in the allowance for loan and lease losses for the three years ended December 31, 1996 were as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1996       1995       1994
                                                                  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Allowance for loan and lease losses:
Balance at the beginning of the period..........................  $   7,396  $   6,797  $   8,277
                                                                  ---------  ---------  ---------
  Loans and leases charged off:
    Real estate mortgage and construction.......................      2,370      4,847      5,560
    Commercial..................................................      1,059      1,733      1,317
    Installment and other.......................................        350        338        149
    Leases......................................................         27         11         48
                                                                  ---------  ---------  ---------
      Total loans and leases charged off........................      3,806      6,929      7,074
                                                                  ---------  ---------  ---------
  Recoveries on loans and leases charged off:
    Real estate mortgage and construction.......................        126        413        501
    Commercial..................................................        396         38        626
    Installment and other.......................................         49         18         55
    Leases......................................................     --             34         52
                                                                  ---------  ---------  ---------
      Total recoveries on loans and leases charged off..........        571        503      1,234
                                                                  ---------  ---------  ---------
      Net loans and leases charged off..........................      3,235      6,426      5,840
  Provision charged to operating expense........................      1,488      7,025      4,360
  Other additions due to:
    Acquisition of Western......................................      5,041     --         --
    Loan portfolio purchases....................................        120     --         --
                                                                  ---------  ---------  ---------
Balance at the end of the period................................  $  10,810  $   7,396  $   6,797
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

  CREDIT QUALITY

    A summary of loans on which the accrual of interest has been discontinued as of December 31 follows:

                                                                       AT DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Nonaccrual loans:
  Real estate construction...................................  $   1,031  $   4,545  $   7,021
  Real estate mortgage.......................................     10,024     10,368        549
  Commercial.................................................      1,138        952      7,579
  Leases.....................................................     --             27     --
  Installment and other......................................      1,117         26         53
                                                               ---------  ---------  ---------
    Total....................................................  $  13,310  $  15,918  $  15,202
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                                WESTERN BANCORP

NOTE 5--LOANS AND LEASES (CONTINUED)
    If interest on nonaccrual loans had been recognized at the original interest rates, interest income would have increased approximately $606,000, $642,000 and and $994,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

    If the measurement of an impaired loan is less than the recorded amount of the loan, impairment is recognized through a valuation allowance with a corresponding charge to the provision for loan and lease losses. At December 31, 1996 and 1995, impaired loans and the related specific loan loss allowances were as follows:

                                                                          1996
                                                        -----------------------------------------
                                                         RECORDED     ALLOWANCE FOR       NET
                                                        INVESTMENT     LOAN LOSSES    INVESTMENT
                                                        -----------  ---------------  -----------
                                                                     (IN THOUSANDS)
With specific allowances..............................   $   2,844      $     575      $   2,269
Without specific allowances...........................      11,096         --             11,096
                                                        -----------         -----     -----------
  Total impaired loans................................   $  13,940      $     575      $  13,365
                                                        -----------         -----     -----------
                                                        -----------         -----     -----------


                                                                          1995
                                                        -----------------------------------------
                                                         RECORDED     ALLOWANCE FOR       NET
                                                        INVESTMENT     LOAN LOSSES    INVESTMENT
                                                        -----------  ---------------  -----------
                                                                     (IN THOUSANDS)
With specific allowances..............................   $   2,438      $     524      $   1,914
Without specific allowances...........................      15,158         --             15,158
                                                        -----------         -----     -----------
  Total impaired loans................................   $  17,596      $     524      $  17,072
                                                        -----------         -----     -----------
                                                        -----------         -----     -----------

    The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was approximately $7,778,000 and $14,399,000, respectively. Interest income on impaired loans of approximately $247,000 and $333,000 was recognized for cash payments in 1996 and 1995, respectively.

NOTE 6--PROPERTY AND EQUIPMENT

    The components of premises and equipment at December 31, were as follows:

                                                                             1996       1995
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Land and building........................................................  $   3,892  $  --
Furniture, fixtures and equipment........................................      6,496      5,087
Leasehold improvements...................................................      1,867      1,433
                                                                           ---------  ---------
                                                                              12,255      6,520
Less accumulated depreciation and amortization...........................      5,040      4,826
                                                                           ---------  ---------
                                                                           $   7,215  $   1,694
                                                                           ---------  ---------
                                                                           ---------  ---------

                                WESTERN BANCORP

NOTE 7--DEPOSITS

    At December 31, 1996, the scheduled contractual maturities of certificates of deposit are as follows (In thousands):

1997..............................................................  $ 113,135
1998..............................................................      6,059
1999..............................................................      2,240
2000..............................................................      2,089
2001 and thereafter...............................................        398
                                                                    ---------
                                                                    $ 123,921
                                                                    ---------
                                                                    ---------

NOTE 8--NOTES PAYABLE

    On September 30, 1996, the Company borrowed $26.5 million from the Northern Trust Company of Chicago under a three year revolving loan agreement. Concurrently with the acquisition of Western, the Company reduced the loan by $15.5 million as a result of a dividend in the same amount from Western. The balance at December 31, 1996 was $11 million, and the interest rate was 6.75%. The highest amount outstanding during 1996 was $26.5 million; the average balance outstanding during the year was $2.75 million; and the average rate paid was 6.95% for the year. The revolving loan agreement expires on September 25, 1999. The loan agreement contains covenants which impose certain restrictions on activities of the Company and its financial position. Such covenants include minimum net worth ratios, maximum debt ratios, a minimum return on average assets, and minimum and maximum credit quality ratios. As of December 31, 1996, the Company, and where applicable, its subsidiaries, were in compliance with each of such covenants.

    In December 1988 CCB obtained a $3 million term loan from another financial institution for the purpose of providing additional capital to National. The credit agreement for this loan was amended pursuant to a Second Amendment to the credit agreement, dated August 25, 1994 (the "Second Amendment"). Interest was payable monthly on the unpaid principal balance of the loan and required prepayment of 40% of the proceeds of any stock offering or placement of debt or equity. The Second Amendment was supported by a Support Agreement (the "Support Agreement") between a shareholder and director of CCB (the "Shareholder") and CCB whereby the Shareholder guaranteed the payment of the loan.

    To compensate the Shareholder for signing the Support Agreement and subsequently paying off the lending institution CCB had signed a Holding Company Support Agreement (the "Holding Company Support Agreement") whereby CCB agreed to: (1) pay to the Shareholder a fee equal to 1% of the unpaid principal amount of the note on each anniversary date and (2) issue to the Shareholder on or prior to March 31, 1997, and there after on each anniversary date, warrants to purchase 25,000 shares of common stock of the Company at an exercise price per share equal to 80% of the book value per share of the Company on December 31, 1996 and subsequent ending periods respectively. The Shareholder paid off the outstanding balance of $2,350,000 to the lending institution in March of 1996 and CCB entered into a new note with the shareholder (the "New Note"). The New Note bears an interest rate of 3% over prime rate with interest only payable monthly for the first year; and thereafter, quarterly principal payable of $125,000 plus interest payable monthly. Any remaining principal and interest is due on April 1, 1999. On March 17, 1997, the Company paid down $2,000,000 on this note and based on the $350,000 remaining balance of the note issued to the Shareholder a proportionate number of warrants to purchase 3,723 shares of the

                                WESTERN BANCORP

NOTE 8--NOTES PAYABLE (CONTINUED)
Company's common stock at an exercise price of $6.60 per share pursuant to the terms of the Holding Company Support Agreement. The Company also paid the Shareholder a fee equal to 1% of the unpaid principal balance on March 17, 1997. The remaining unpaid principal balance of $350,000 is subject to the original terms of the note.

    National maintains two lines of credit with outside financial institutions for the purpose of purchasing Federal funds. The lines of credit bear interest at a floating rate and provide for borrowing up to $8,000,000 and $5,000,000 respectively. At December 31, 1996 and 1995, no amounts were outstanding on these lines of credit.

    Under an agreement with the Federal Home Loan Bank, National may obtain an extension of credit of up to 50% of total assets collateralized by real estate loans. At December 31, 1996, National had pledged loans amounting to $2,935,000 and had available credit of $1,468,000 based on 50% of the outstanding balance of pledged loans. No amounts were outstanding on this line of credit at December 31, 1996 and 1995.

NOTE 9--SHAREHOLDERS' EQUITY

  EQUITY TRANSACTIONS

    During 1995, the Company completed two capital raising transactions. Under a private placement which closed in March, 1995, the Company issued approximately 535,000 shares of common stock for net proceeds of approximately $5,668,000. In September, 1995, pursuant to a shareholders' rights and public offering, the Company issued approximately 340,000 shares of common stock for net proceeds of approximately $3,464,000. Pursuant to the September 1995 equity transaction, the Company issued to parties related to Belle Plaine Financial, LLC, 48,402 warrants to acquire common stock at $13.77 per share. The warrants expire on September 30, 2005.

    In November 1995, the Company sold 474,000 shares of its common stock through private placement at $6.75 per share for the purpose of contributing most of the proceeds into National as additional capital. Of the total proceeds of $3,200,000, the Company contributed $2,900,000 into National's capital in December 1995.

    As part of the September 30, 1996 Western acquisition, the Company sold approximately 3,076,000 shares of common stock in a private placement for net proceeds of approximately $42,213,000. Pursuant to this equity transaction, the Company issued to parties related to Belle Plaine Financial, LLC, 92,281 warrants to acquire common stock at $16.83 per share. The warrants expire on September 30, 2006.

  RESTRICTIONS ON PAYMENTS OF DIVIDENDS

    The Banks are subject to certain restrictions under regulations governing state banks which limit their ability to transfer funds to the Company through inter-company loans, advances, or cash dividends.

                                WESTERN BANCORP

NOTE 10--INCOME TAXES

    The components of income tax expense (benefit) for the years ended December 31, 1996, 1995, and 1994 are as follows:

                                                                       1996       1995       1994
                                                                     ---------  ---------  ---------
                                                                             (IN THOUSANDS)
Current expense:
  Federal..........................................................  $     438  $    (341) $     (79)
  State............................................................        230         39          4
                                                                     ---------  ---------  ---------
                                                                           668       (302)       (75)
                                                                     ---------  ---------  ---------
Deferred expense (benefit):
  Federal..........................................................        (33)    (1,141)       621
  State............................................................       (172)      (983)    --
                                                                     ---------  ---------  ---------
                                                                          (205)    (2,124)       621
                                                                     ---------  ---------  ---------
Total income taxes.................................................  $     463  $  (2,426) $     546
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The provision for income taxes differs from that which would result from applying the U.S. statutory rate of 34% as follows:

                                                                    1996       1995       1994
                                                                  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Federal income tax expense at statutory rate....................  $   1,699  $  (1,729) $    (152)
Increase (reduction) in taxes resulting from:
  State income taxes, net of federal benefits...................         38       (344)        97
  Unbenefited state net operating losses........................     --         --             20
  Amortization of goodwill......................................        170     --         --
  Valuation allowance...........................................     (1,576)      (413)       581
  Other, net....................................................        132         60     --
                                                                  ---------  ---------  ---------
Total income taxes..............................................  $     463  $  (2,426) $     546
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                                WESTERN BANCORP

NOTE 10--INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below. December 31, 1995 information does not reflect deferred tax assets of Western which was acquired on September 30, 1996.

                                                                              1996       1995
                                                                            ---------  ---------
                                                                               (IN THOUSANDS)
Deferred tax assets:
  Unrealized loss on loans................................................  $     265  $     342
  Loans, principally due to allowance for losses..........................      2,750      2,667
  Other real estate owned.................................................        788        614
  Interest on nonaccrual loans............................................        239        171
  Net operating loss carryovers...........................................        392        615
  Purchase accounting adjustments.........................................      1,022     --
  Self-insurance reserve..................................................        128        106
  Loss on mortgage division...............................................        163     --
  Depreciation............................................................        473        233
  Contingencies...........................................................        382        184
  Other...................................................................        465        404
                                                                            ---------  ---------
Deferred tax assets.......................................................      7,067      5,336
  Valuation allowance.....................................................     --         (1,576)
                                                                            ---------  ---------
Deferred tax assets.......................................................      7,067      3,760
                                                                            ---------  ---------
Deferred tax liabilities:
  FHLB stock dividends....................................................       (215)       (59)
  Financial accounting lease difference...................................       (183)      (846)
  Other...................................................................       (145)      (166)
                                                                            ---------  ---------
Deferred tax liabilities..................................................       (543)    (1,071)
                                                                            ---------  ---------
Net deferred tax asset....................................................  $   6,524  $   2,689
                                                                            ---------  ---------
                                                                            ---------  ---------

    Realization of the net deferred tax assets may be based on utilization of carrybacks to prior taxable periods, anticipation of future taxable income and the utilization of tax planning strategies. At December 31, 1995, the Company established a valuation allowance on deferred tax assets which management believed was more likely than not would not be realized. Based on current period earnings, management believes the future income of the Company is sufficient to conclude that it is more likely than not that all deferred tax assets will be realized. As a result, no valuation allowance is recorded at December 31, 1996, and the valuation allowance existing at December 31, 1995 was recognized in 1996 earnings.

    On December 31, 1996 the Company had $2,694,348 and $1,079,823 of federal and California net operating loss carryovers, respectively, and $333,480 in tax credit carryforwards. During 1995, the Company entered into a recapitalization plan which resulted in a change in ownership for purposes of Internal Revenue Code ("IRC") Section 382. IRC section 382 imposes restrictions on the utilizations of certain tax loss and credit carryforwards which resulted in $1,741,155 and $126,628 of the federal and California net operating loss carryovers and $333,486 of tax credit carryovers no longer being available for utilization.

    Management believes that the remaining $953,193 and $953,195 of the federal and California net operating losses will be realized. The net operating loss carryovers have various expiration dates through

                                WESTERN BANCORP

NOTE 10--INCOME TAXES (CONTINUED)
the year 2010. In 1996, the 1995 deferred tax assets, which are unrealizable pursuant to IRC Section 382, have been reclassified to eliminate those deferred tax assets and their corresponding valuation allowance.

NOTE 11--COMMITMENTS AND CONTINGENT LIABILITIES

    The Company and the Banks conduct operations from leased facilities under operating leases which expire on various dates and which contain certain renewal options.

    Future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1996 are as follows:

                                                                                    AMOUNT
                                                                                --------------
                                                                                (IN THOUSANDS)
Year ended December 31:
  1997........................................................................    $    1,868
  1998........................................................................         1,850
  1999........................................................................         1,810
  2000........................................................................         1,719
  2001........................................................................         1,409
  Thereafter..................................................................         2,410
                                                                                     -------
                                                                                  $   11,066
                                                                                     -------
                                                                                     -------

    Rental expense was $1,817,000 in 1996, $1,403,000 in 1995 and $1,369,000 in
1994. Rental expense for 1996 includes that for Western since the date of its acquisition.

    Sublease rental income for the years ended December 31, 1996, 1995 and 1994 totaled approximately $54,000, $66,000 and $71,000, respectively. The lease and sublease related to $34,000 of the sublease income expired without renewal in June 1996. Of the remaining amount, $5,000 relates to a sublease on a month to month basis and $15,000 relates to a sublease that expires in October, 1999.

    The Company and the Banks are parties to litigation and claims arising in the normal course of business. After taking into consideration information furnished by counsel to the Company and the Banks as to the current status of various claims and legal proceedings to which the Company or the Banks are a party, management accrued $950,000 as a reserve for various cases pending as of December 31, 1996.

NOTE 12--RELATED PARTY TRANSACTIONS

    The Banks had loans outstanding to principal officers and directors and their affiliated companies which were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and do not involve more than the normal risks of collectibility.

                                WESTERN BANCORP

NOTE 12--RELATED PARTY TRANSACTIONS (CONTINUED)

    An analysis of the activity with respect to such loans to related parties is as follows for the years ended December 31:

                                                                          1996       1995
                                                                        ---------  ---------
                                                                           (IN THOUSANDS)
Balance, January 1....................................................  $   2,096  $   2,764
Additions due to acquisitions.........................................        184     --
New loans.............................................................      1,813      1,650
Repayments............................................................     (1,533)    (2,318)
                                                                        ---------  ---------
Balance, December 31..................................................  $   2,560  $   2,096
                                                                        ---------  ---------
                                                                        ---------  ---------

    The 1996 balance does not include $784,000 in overdraft arrangements on deposit accounts, consumer credit cards and lines of credit. New loans in 1996 include an existing loan for $470,000 which became a related party loan when the person joined the Company as an officer in 1996.

    Some of Western's health and life insurance programs have been contracted based on competitive bids through Rice Brown Financial. The principal of Rice Brown Financial is an insurance broker and a director of the Company.

    On January 1, 1996 the Company engaged one of its directors as a financial advisor. The engagement agreement provides for a monthly fee of $3,000 plus expenses beginning January 1, 1996. The agreement may be terminated by either the Company or the director upon 30 days written notice.

    Belle Plaine Partners, Inc. and Belle Plaine Financial, L.L.C. are entities related to a director of the Company. Belle Plaine Partners, Inc. serves as financial advisor to the Company under an engagement letter dated May, 1995. In that capacity, Belle Plaine Partners, Inc. was paid fees of approximately $1.4 million for evaluating and identifying potential acquisitions including the acquisition of Western which closed September 30, 1996. It is also anticipated that Belle Plaine Partners, Inc. will be paid fees of approximately $1.35 million in connection with the acquisition of CCB by the Company. Belle Plaine Financial, LLC was engaged by the Company to raise capital to consummate the acquisition of Western. Belle Plaine Financial, LLC was paid $863,000 for its services and was reimbursed for expenses incurred in the course of that engagement. The agreement may be terminated by either party upon 30 days written notice.

NOTE 13--BENEFITS PLANS

    On May 16, 1995, the Board of Directors of the Company approved the 1995 Directors Deferred Compensation Plan which was approved by shareholders on July 17, 1995. The plan is effective for fees earned on and after July 1, 1995. No compensation has been awarded under the plan.

    During 1992 the Company adopted an employee stock ownership and salary deferral plan ("KSOP"). The Company's contributions to the KSOP totaled approximately $20,000 and $46,000 in 1995 and 1994, respectively. No contributions were made in 1996. In September of 1996 the Company terminated the KSOP plan and recorded a related expense of approximately $189,000 for repayment of a loan and other termination expenses. The loan was classified in other liabilities as of December 31, 1996 and was paid off in January of 1997.

                                WESTERN BANCORP

NOTE 13--BENEFITS PLANS (CONTINUED)
    The Banks have 401(k) plans covering substantially all employees. Amounts contributed by the Banks and charged to expense were approximately $121,000, $108,000, and $88,000 in 1996, 1995 and 1994, respectively.

    In 1987, CCB purchased cost recovery life insurance with aggregate death benefits in the amount of $2,473,000 on the lives of the senior management participants. CCB is the sole owner and beneficiary of such policies, which were purchased to fund CCB's obligation under separate deferred compensation arrangements. The cash surrender values and obligation under deferred compensation agreements at December 31, 1996 and 1995 of $1,296,000 and $1,231,000, respectively, and $529,000 and $317,000, respectively, have been included in other assets and in other liabilities, respectively, in the accompanying consolidated balance sheets.

NOTE 14--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Company and its banking subsidiaries are parties to financial instruments with off-balance sheet risk in the normal course of business in meeting the financial needs of their customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company and the Banks have in particular classes of financial instruments.

    The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The same credit policies are used in making commitments and conditional obligations as those used for on-balance sheet instruments.

    The Company had the following commitments to extend credit at December 31:

                                                                         1996       1995
                                                                      ----------  ---------
                                                                         (IN THOUSANDS)
Loan commitments....................................................  $  130,665  $  62,326
Standby letters of credit...........................................       9,005      2,042
                                                                      ----------  ---------
                                                                      $  139,670  $  64,368
                                                                      ----------  ---------
                                                                      ----------  ---------

    In addition to the amounts above, approximately $50,778,000 and $47,075,000 in consumer credit card and overdraft commitments were outstanding as of December 31, 1996 and 1995. Loan commitment arrangements represent commercial lines of credit with variable interest rates determined at the time funds are drawn by adding an interest spread to an agreed upon index. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract; they generally have fixed expiration dates or other termination clauses and may require a fee. The total commitment amount generally represents future cash requirements. However, many commitments expire without being used. Standby letters of credit are conditional commitments issued by the Banks to guarantee performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                                WESTERN BANCORP

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a large portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

    Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in the estimates.

    The following methods and assumptions were used to estimate the fair value of significant financial instruments:

  FINANCIAL ASSETS

    The carrying amounts of cash and due from banks, federal funds sold, and interest bearing deposits are considered to approximate fair value. The fair value of investment securities is generally based on quoted market prices. The fair value of loans is estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments, where available, taking into consideration the varying degrees of credit risk. The carrying amounts of accrued interest receivable are considered to approximate fair value.

  FINANCIAL LIABILITIES

    The carrying amounts of deposit liabilities payable on demand is considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of notes payable is based on rates currently available to the Company for debt with similar terms and remaining maturities. The carrying amounts of accrued interest payable are considered to approximate fair value.

  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

                                WESTERN BANCORP

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated fair value of financial instruments at December 31, 1996 and 1995 is summarized as follows:

                                                                    CARRYING VALUE  FAIR VALUE
                                                                    --------------  ----------
                                                                          (IN THOUSANDS)
DECEMBER 31, 1996
Financial Assets:
Cash and due from banks...........................................   $     66,234   $   66,234
Federal funds sold................................................         18,717       18,717
Investment securities.............................................        256,228      256,203
Loans and leases, net.............................................        459,373      458,271
Accrued interest receivable.......................................          5,733        5,733

Financial Liabilities:
Deposits..........................................................   $    761,688   $  761,905
Notes payable.....................................................         13,350       13,350
Accrued interest payable..........................................            754          754

DECEMBER 31, 1995
Financial Assets:
Cash and due from banks...........................................   $     33,296   $   33,296
Federal funds sold................................................         47,938       47,938
Interest bearing deposit..........................................            198          198
Investment securities.............................................         90,948       90,980
Loans and leases, net.............................................        219,336      218,553
Accrued interest receivable.......................................          3,011        3,011

Financial Liabilities:
Deposits..........................................................        367,246      367,247
Notes payable.....................................................          2,483        2,483
Accrued interest payable..........................................            296          296

NOTE 16--REGULATORY MATTERS

    The Company and the Banks are subject to various regulatory capital requirements administered by federal and State of California banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices, must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The banking regulators have advised the Company and the Banks that they are considered well-capitalized at December 31, 1996.

                                WESTERN BANCORP

NOTE 16--REGULATORY MATTERS (CONTINUED)
    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum ratios based on average and risk weighted assets as set forth below. Actual capital ratios for the Company and the Banks as of December 31, 1996 are also shown in the table:

                                        REQUIREMENT                       ACTUAL
                                  ------------------------  ----------------------------------
                                  ADEQUATELY      WELL                              COMPANY
                                  CAPITALIZED  CAPITALIZED   WESTERN   NATIONAL   CONSOLIDATED
                                  -----------  -----------  ---------  ---------  ------------
  Tier 1 risk-based capital
    ratio.......................      34.00%        36.00%     10.93%     11.33%        9.67%
  Total risk-based capital......      38.00%       310.00%     12.19%     12.59%       10.92%
  Tier 1 leverage capital
    ratio.......................      34.00%        35.00%      6.05%      7.68%        5.98%

NOTE 17--CONDENSED (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1996       1995
                                                                         ----------  ---------
                                                                            (IN THOUSANDS)
CONDENSED BALANCE SHEETS
  Assets:
    Cash and due from banks............................................  $    5,360  $     781
    Other real estate owned............................................          83         83
    Investments in subsidiaries........................................      86,668     28,435
    Securities available for sale......................................         262      5,186
    Other assets.......................................................         957        122
                                                                         ----------  ---------
      Total assets.....................................................  $   93,330  $  34,607
                                                                         ----------  ---------
                                                                         ----------  ---------
  Liabilities:
    Notes payable......................................................  $   13,350  $   2,483
    Other liabilities..................................................         852          8
                                                                         ----------  ---------
                                                                             14,202      2,491
  Shareholders' equity.................................................      79,128     32,116
                                                                         ----------  ---------
      Total liabilities and shareholders' equity.......................  $   93,330  $  34,607
                                                                         ----------  ---------
                                                                         ----------  ---------

                                WESTERN BANCORP

NOTE 17--CONDENSED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

                                                                    YEAR ENDED DECEMBER 31,
                                                                --------------------------------
                                                                   1996       1995       1994
                                                                ----------  ---------  ---------
                                                                         (IN THOUSANDS)
CONDENSED STATEMENTS OF OPERATIONS
  Interest income.............................................  $      238  $     128  $      13
  Management fees.............................................          58     --         --
                                                                ----------  ---------  ---------
    Total income..............................................         296        128         13
  Interest expense............................................         464        260        243
  Other expense...............................................       1,211        114         29
                                                                ----------  ---------  ---------
    Total expense.............................................       1,675        374        272
                                                                ----------  ---------  ---------
      Loss before taxes and equity in undistributed subsidiary
        earnings..............................................      (1,379)      (246)      (259)
  Income tax expense (benefit)................................        (645)        52        (89)
                                                                ----------  ---------  ---------
  Loss before equity in undistributed earnings of bank
    subsidiaries..............................................        (734)      (298)      (170)
  Equity in undistributed income (loss) of bank
    subsidiaries..............................................       5,268     (2,360)      (822)
                                                                ----------  ---------  ---------
    Net income (loss).........................................  $    4,534  $  (2,658) $    (992)
                                                                ----------  ---------  ---------
                                                                ----------  ---------  ---------

                                WESTERN BANCORP

NOTE 17--CONDENSED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

                                                                    YEAR ENDED DECEMBER 31,
                                                                --------------------------------
                                                                   1996       1995       1994
                                                                ----------  ---------  ---------
                                                                         (IN THOUSANDS)
CONDENSED STATEMENTS OF CASH FLOWS
  Net income (loss)...........................................  $    4,534  $  (2,658) $    (992)
  Change in other assets......................................        (835)        35         99
  Change in other liabilities.................................         844          3         (4)
  Equity in undistributed subsidiary (earnings) losses........      (5,268)     2,360        822
                                                                ----------  ---------  ---------
    Cash flows from operating activities......................        (725)      (260)       (75)
                                                                ----------  ---------  ---------
  Acquisition of Western Bank, including acquisition costs....     (53,154)    --         --
  Net change in securities available for sale.................       4,924     --         --
  Other investing activities..................................         126     (8,939)    --
                                                                ----------  ---------  ---------
    Cash flows from investing activities......................     (48,104)    (8,939)    --
                                                                ----------  ---------  ---------
  Net proceeds from issuance of common stock, net of issuance
    costs, and from exercise of common stock options..........      42,545     12,958     --
  Increase in investment in subsidiaries......................      --         (2,900)    --
  Issuance of debt............................................      11,000     --         --
  Other financing activities..................................        (137)      (589)    --
                                                                ----------  ---------  ---------
    Cash flows from financing activities......................      53,408      9,469     --
  Net increase (decrease) in cash.............................       4,579        270        (75)
  Cash beginning of year......................................         781        511        586
                                                                ----------  ---------  ---------
  Cash end of year............................................  $    5,360  $     781  $     511
                                                                ----------  ---------  ---------
                                                                ----------  ---------  ---------
  Supplemental disclosure of cash flow information Cash paid
    for interest..............................................         464        260        243
                                                                ----------  ---------  ---------
                                                                ----------  ---------  ---------
  Supplemental disclosure of noncash investment activity:
    Tax benefit for exercise of non-qualified stock options...          51         78     --
                                                                ----------  ---------  ---------
                                                                ----------  ---------  ---------

NOTE 18--STOCK OPTION PLAN AND WARRANTS

    At the time of the CCB acquisition, all outstanding CCB stock options were converted into Western Bancorp stock options at the exchange rate. The following disclosures reflect the combination of Western Bancorp and CCB stock option data.

    The Company has a stock option plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to officers, directors and key employees. The Plan authorizes grants of options to purchase shares of authorized but unissued common stock. Stock options are granted with an exercise price greater than or equal to the stock's fair market value at the date of grant. Qualified stock options have 5-year terms and vest over a three year period from the date of grant. Non-qualified stock options have 10-year terms and vest over a three year period from the date of grant

                                WESTERN BANCORP

NOTE 18--STOCK OPTION PLAN AND WARRANTS (CONTINUED)
    The per share weighted-average fair value of stock options granted during 1996 was $9.15 using the Black Scholes option-pricing model with the following weighted-average assumptions: (i) no dividends are expected to be paid; (ii) risk-free interest rate of 5.20% to 7.90%; (iii) an expected life of 2 1/2 to 10 years; and (iv) an estimated volatility of 40%.

    The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income and earnings per share, net of related tax effect, would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                             1996       1995
                                                                           ---------  ---------
Net income (loss)       As reported......................................  $   4,534  $  (2,658)
                        Pro forma........................................      4,263     (2,822)

Earnings (loss) per
share                   As reported......................................  $    0.95  $   (0.84)
                        Pro forma........................................       0.89      (0.89)

    The pro forma earnings per share for December 31, 1996 and 1995 was based on 4,770.8 thousand and 3,160.6 thousand, respectively, of weighted average common shares. The pro forma amounts shown above may not be representative of the effects on reported net income for future periods.

    Stock option activity during the periods indicated is as follows:

                                                                 NUMBER OF   WEIGHTED-AVERAGE
                                                                   SHARES     EXERCISE PRICE
                                                                 ----------  ----------------
Balance at December 31, 1994...................................     242,271   $   4.33-36.13
  Granted......................................................     142,000
  Exercised....................................................     (44,249)
  Canceled.....................................................     (64,075)
                                                                 ----------

Balance at December 31, 1995...................................     275,947       4.67-13.00
  Granted......................................................     148,473
  Exercised....................................................     (73,267)
  Forfeited....................................................      (1,699)
  Canceled.....................................................     (25,000)
                                                                 ----------

Balance at December 31, 1996...................................     324,454   $   5.25-14.03
                                                                 ----------
                                                                 ----------

    At December 31, 1996, the number of options exercisable was 106,022.

    At December 31, 1996 and 1995, there were also exercisable warrants outstanding of 140,684 and 48,402, respectively, and the weighted average exercise price of those warrants exercisable was $15.81 and $13.77, respectively. Of the warrants outstanding on December 31, 1996, 48,402 expire on September 30, 2000 and 92,282 expire on September 30, 2001.

    CCB maintained a stock bonus plan that covers substantially all of its employees. The plan provided for the issuance to participating employees of share units in the plan, which entitled participants to distributions primarily of common stock of CCB. Contributions to the plan are held in trust and invested in

                                WESTERN BANCORP

NOTE 18--STOCK OPTION PLAN AND WARRANTS (CONTINUED) common stock of CCB (which is purchased from third parties) or other investments under the terms of the plan agreement. Contributions are determined based on management's discretion. CCB's contributions for 1996, 1995 and 1994 were $45,000, $45,000 and $5,000, respectively.

NOTE 19--SUBSEQUENT EVENT

    On April 29, 1997, the Company and SC Bancorp ("SCB") jointly announced that they entered into a definitive agreement to merge, subject to approval by the banking regulators and shareholders of both companies. Under the terms of the merger, each shareholder of SC Bancorp will receive shares in the Company based upon a purchase price of $14.25 per share of SC Bancorp common stock and a floating exchange ratio for Western Bancorp common stock within a market price ranging from $23.38 to $31.88 per share. Based upon the mean ($27.63) of the price range referred to in the previous sentence, each shareholder of SC Bancorp would receive approximately 0.5157 shares of Western Bancorp common stock. The merger is expected to be accounted for as a pooling-of-interests. At December 31, 1996, SCB had total assets, deposits, debt, shareholders' equity, and number of common shares outstanding of $476.0 million, $415.3 million, $8.1 million, $49.9 million and 7,486,375, respectively; these amounts are unaudited. For the year ended December 31, 1996, SCB reported net income and net income per share of approximately $4.5 million and $0.60, respectively; these amounts are unaudited.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (c) Exhibits.

    The following exhibits are filed with this Current Report on Form 8-K.

 EXHIBIT
 NUMBER      DESCRIPTION
---------    --------------------------------------------------------------------
  23.1       Consent of KPMG Peat Marwick LLP;

  23.2       Consent of Deloitte & Touche LLP;

  23.3       Consent of Dayton & Associates;

  27.1       Restated Financial Data Schedule; and

  99.1       Press Release of Western Bancorp, dated July 15, 1997.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 1997             WESTERN BANCORP

                                By:              /s/ ARNOLD C. HAHN
                                     -----------------------------------------
                                               Name:  Arnold C. Hahn
                                          Title:  CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER      DESCRIPTION
---------    --------------------------------------------------------------------
  23.1       Consent of KPMG Peat Marwick LLP;

  23.2       Consent of Deloitte & Touche LLP;

  23.3       Consent of Dayton & Associates;

  27.1       Restated Financial Data Schedule; and

  99.1       Press Release of Western Bancorp, dated July 15, 1997.